Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 30, 2014

among

ISLET SCIENCES, INC.,

BRIGHTHAVEN VENTURES, L.L.C.,

AVOGENX, INC.,

ISLET MERGER SUB, INC.,

and

THE MEMBERS OF BRIGHTHAVEN VENTURES, L.L.C.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		4
ARTICLE II THE ACQUISITIONS		9
2.1	Organization of Holdco.	9
2.2	Organization of Islet Merger Sub.	9
2.3	The Acquisitions.	9
2.4	Effective Time of the Acquisitions.	9
2.5	Closing.	9
2.6	Charters and Bylaws of the Surviving Corporations and Holdco.	9
2.7	Directors.	10
2.8	Officers.	10
ARTICLE III EFFECTS OF THE ACQUISITIONS		10
3.1	Conversion of Islet Securities.	10
3.2	Islet Warrants, Options and Other Stock-Based Awards.	10
3.3	Dissenting Shares.	11
3.4	Exchange of BHV Membership Interests.	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES		11
4.1	Representations and Warranties of BHV and BHV Members.	11
4.2	Representations and Warranties of BHV Members.	14
4.3	Representations and Warranties of Islet, Holdco and Islet Merger Sub.	15
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		18
5.1	Covenants of BHV.	18
5.2	Covenants of Islet.	20
5.3	Advice of Changes; Government Filings.	21
5.4	Control of Other Party’s Business.	21
ARTICLE VI ADDITIONAL AGREEMENTS		21
6.1	Preparation of Consent Solicitation Statement/Prospectus/Form S-4; Islet Lock-Up Agreements.	21
6.2	Access to Information; Confidentiality.	22
6.3	Reasonable Best Efforts.	22
6.4	Acquisition Proposals.	23
6.5	OTCQB Quotation.	23
6.6	Section 16 Matters.	23
6.7	Fees and Expenses; Taxes.	23
6.8	Governance.	23
6.9	Indemnification.	24
6.1	Public Announcements.	24
6.11	Milestones.	24
6.12	Anti-dilution.	26
6.13	Additional Agreements.	26
ARTICLE VII CONDITIONS PRECEDENT		26
7.1	Conditions to Each Party’s Obligation to Effect the Merger.	26
7.2	Conditions to Obligations of Islet.	27
7.3	Conditions to Obligations of BHV.	28

ARTICLE VIII TERMINATION AND AMENDMENT		28
8.1	Termination.	28
8.2	Effect of Termination.	28
8.3	Amendment.	28
8.4	Extension; Waiver.	29
ARTICLE IX GENERAL PROVISIONS		29
9.1	Non-survival of Representations, Warranties and Agreements.	29
9.2	Notices.	29
9.3	Interpretation.	30
9.4	Counterparts.	30
9.5	Entire Agreement; No Third Party Beneficiaries.	31
9.6	Governing Law.	31
9.7	Severability.	31
9.8	Assignment.	31
9.9	Submission to Jurisdiction.	31
9.10	Prior Company Counsel; Non Transfer of Attorney-Client Privilege.	31
9.11	Enforcement.	32
9.12	WAIVER OF JURY TRIAL.	32

Exhibit A	Form of Avogenx, Inc. Certificate of Incorporation
Exhibit B	Form of Avogenx, Inc. By-laws
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Membership Interest Assignment Agreement

Schedule 2.3(b)	Allocation Schedule
Schedule 6.11(a)	Milestone Payment Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of September 30, 2014 (this “Agreement”) is by and among Islet Sciences, Inc., a Nevada corporation (“Islet”), Brighthaven Ventures, L.L.C., a North Carolina limited liability company (“BHV”), Avogenx, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Islet (“Holdco”), Islet Merger Sub, Inc., a Nevada corporation and a direct wholly owned Subsidiary of Holdco (“Islet Merger Sub”), and each of the members of BHV (the “BHV Members”).

WHEREAS, (i) each of Islet, Holdco and Islet Merger Sub desire, following the satisfaction or waiver of the conditions set forth in ARTICLE VII, to effect the Islet Merger upon the terms and conditions set forth in this Agreement whereby Islet Merger Sub shall be merged with and into Islet, with Islet as the surviving entity in the Islet Merger and Islet Surviving Corporation becoming a wholly owned Subsidiary of Holdco, and each share of Islet Common Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into the right to receive shares of validly issued, fully paid and non-assessable shares of Holdco Common Stock at the conversion rate of between three (3) and forty (40) shares of Islet Common Stock for one (1) share of Holdco Common Stock, and (ii) immediately following consummation of the Islet Merger, each of BHV and Holdco desire, following the satisfaction or waiver of the conditions set forth in ARTICLE VII, to effect the BHV Securities Exchange upon the terms and conditions set forth in this Agreement, whereby the BHV Members shall sell, transfer, convey, assign and deliver to Holdco 100% of the membership interests of BHV (the “BHV Membership Interests”) in exchange for shares of Holdco Common Stock, and BHV becoming a wholly owned Subsidiary of Holdco;

WHEREAS, the Board of Directors of each of Islet and Holdco has approved, and deems it advisable and in the best interests of their respective shareholders to consummate, the Islet Merger and BHV Securities Exchange;

WHEREAS, Islet will seek the affirmative consent of a majority of the outstanding shares of Islet Common Stock to approve this Agreement (the “Required Islet Consent”);

WHEREAS, the BHV Members own 100% of the BHV Membership Interests and have approved the BHV Securities Exchange;

WHEREAS, Islet, Holdco, Islet Merger Sub, BHV and the BHV Members desire to make certain representations, warranties and agreements in connection with the Acquisitions and also to prescribe various conditions to the Acquisitions; and

WHEREAS, it is intended that, for United States federal income tax purposes, the exchange of BHV Membership Interests and Islet Common Stock for Holdco Common Stock pursuant to the Acquisitions shall qualify as an exchange described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the following meanings:
“Acquisition Proposal” shall have the meaning set forth in Section 6.4.

“Acquisitions” shall have the meaning set forth in Section 2.3(b).

“Agreement” shall have the meaning set forth in the preamble.

“Anti-dilution Shares” shall have the meaning set forth in Section 6.12.

“BHV” shall have the meaning set forth in the preamble.

“BHV Articles of Organization” shall have the meaning set forth in Section 4.1(a).

“BHV Contracts” shall have the meaning set forth in Section 4.1(i).

“BHV Disclosure Letter” shall have the meaning set forth in Section 4.1.

“BHV Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“BHV Intellectual Property” shall have the meaning set forth in Section 4.1(o).

“BHV Members” shall have the meaning set forth in the preamble.

“BHV Membership Interests” shall have the meaning set forth in the recitals.
“BHV Operating Agreement” shall have the meaning set forth in Section 4.1(a).

“BHV Permits” shall have the meaning set forth in Section 4.1(f).

“BHV Securities Exchange” shall have the meaning set forth in Section 2.3(b).

“BHV Warrant” means that certain warrant to purchase BHV Membership Interests, dated November 16, 2010, as such warrant may be amended, modified or replaced, including any termination agreement in connection therewith.

“BHV Warrant Payment” shall have the meaning set forth in Section 6.11(h).

“BHV Warrant Period” shall have the meaning set forth in Section 6.11(h).

“BHV Warrant Shares” shall have the meaning set forth in Section 6.11(h).

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Date” shall have the meaning set forth in Section 2.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means such efforts and resources that a reasonable pharmaceutical development company would use to develop other compounds and products having comparable commercial potential, stage of development, medical/scientific, technical and regulatory profile, and intellectual property protection.  For the avoidance of doubt and solely for purposes of this definition, in no event shall Holdco or its Affiliates take any action or omit to take any action which action or omission is intended to materially hinder or delay the achievement of any Milestone.

“Compound” means KGT-1650 (remogliflozin) and/or KGT-1681 (remogliflozin etabonate).

“Compound Change of Control” means any transaction (including a sale of assets, merger, sale of stock or other equity interests) pursuant to which the Kissei Agreement or any right thereunder, or any portion of the BHV Intellectual Property or know-how or trade secrets of BHV, is sold to or acquired by, directly or indirectly, any person other than Holdco or its Affiliates.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.2.

“Consent Solicitation Statement/Prospectus” shall have the meaning set forth in Section 6.1(a).

“Conversion Rate” shall have the meaning set forth in Section 3.1(a).

“Dilutive Issuance” shall have the meaning set forth in Section 6.12.

“Dissenting Shares” shall have the meaning set forth in Section 3.3.

“Effective Time” shall have the meaning set forth in Section 2.4(b).

“Employee Benefit Plan” shall mean any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the entity in question or any beneficiary or dependent thereof that is sponsored or maintained by the entity in question or to which such entity contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity award, severance, employment, change of control or fringe benefit plan, program or agreement.

“Employment Agreement” shall mean a contract, offer letter or agreement of the entity in question with or addressed to any individual who is rendering or has rendered services thereto as an employee, director or consultant pursuant to which such entity has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“EU” means the European Union, as it may be constituted from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Field” means the treatment, palliation or prevention of human disease, including but not limited to diabetes in human beings.

“Form S-4” shall have the meaning set forth in Section 6.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or self-regulatory organization.

“Holdco” shall have the meaning set forth in the preamble.

“Holdco Common Stock” shall mean shares of Holdco common stock, par value $0.001 per share.

“Indemnified Parties” shall have the meaning set forth in Section 6.9(b).

“Infringe” shall have the meaning set forth in Section 4.1(o).

“Initial Effective Time” shall have the meaning set forth in Section 2.4(a).

“Injunction” shall have the meaning set forth in Section 7.1(f).

“Insiders” shall have the meaning set forth in Section 6.6.

“Islet” shall have the meaning set forth in the preamble.

“Islet Board Approval” shall have the meaning set forth in Section 4.3(n).

“Islet By-laws” shall have the meaning set forth in Section 2.6(a).

“Islet Certificate of Merger” shall have the meaning set forth in Section 2.4(a).

“Islet Charter” shall have the meaning set forth in Section 2.6(a).

“Islet Common Stock” shall have the meaning set forth in Section 3.1(a).

“Islet Contracts” shall have the meaning set forth in Section 4.3(j).

“Islet Disclosure Letter” shall have the meaning set forth in Section 4.3.

“Islet Indemnified Parties” shall have the meaning set forth in Section 6.9(b).
“Islet Merger” shall have the meaning set forth in Section 2.3(a).

“Islet Merger Sub” shall have the meaning set forth in the preamble.

“Islet Permits” shall have the meaning set forth in Section 4.3(g).

“Islet SEC Documents” shall have the meaning set forth in Section 4.3(d).

“Islet Stock Option” shall have the meaning set forth in Section 3.2(a).

“Islet Surviving Corporation” shall have the meaning set forth in Section 2.3(a).

“Kissei” means Kissei Pharmaceutical Co., Ltd.

“Kissei Agreement” means the Exclusive License Agreement between BHV and Kissei dated December 1, 2010, as amended.

“Liens” shall have the meaning set forth in Section 4.3(b)(ii).

“Material Adverse Effect” shall mean, with respect to any party hereto, any result, occurrence, fact, change, event or effect that has a material adverse effect on the financial condition, businesses or results of operations of such party and its Subsidiaries taken as a whole; provided that, for purposes of this Agreement the following shall not be deemed to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions or the securities, credit or financial markets in the United States or elsewhere (except to the extent any such change has a materially disproportionate effect on such entity and its Subsidiaries relative to other similarly situated participants in the industries in which they operate), (B) changes or events affecting the industries in which the affected party operates (except to the extent any such change or event has a materially disproportionate effect on such entity and its Subsidiaries relative to other similarly situated participants in the industries in which they operate), (C) changes in GAAP, or other similar accounting requirements in foreign countries, applicable to such affected party and its Subsidiaries, and which are not specific to the affected party, (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, (E) the announcement of this Agreement or the transactions contemplated by this Agreement, or (F) any weather-related or other force majeure event.

“Milestone” shall have the meaning set forth in Section 6.11(a).

“Milestone Adjustment Amount” shall have the meaning set forth in Section 6.11(h).

“Milestone Shares” shall have the meaning set forth in Section 6.11(a).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NCLLCA” shall mean the North Carolina Limited Liability Company Act.

“NRS” shall mean the Nevada Revised Statutes.

“Outside Date” shall have the meaning set forth in Section 8.1(d).

“Patent” means all patents and patent applications, including provisional and priority filings.

“Prior BHV Counsel” shall have the meaning set forth in Section 9.10(a).

“Proceedings” shall have the meaning set forth in Section 4.1(h)(iv).
 “Required Islet Consent” shall have the meaning set forth in the recitals.

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1(c).

“RSUs” shall have the meaning set forth in Section 3.2(b).

“SEC” shall mean the Securities and Exchange Commission.

“Section 16 Information” shall have the meaning set forth in Section 6.6.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” shall mean any Subsidiary of a person that constitutes a Significant Subsidiary of such person within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” shall mean with respect to any person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such person (or another Subsidiary of such person) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Governmental Entity together with all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity.

“Territory” means all countries of the world, except for Japan, Korea, and Taiwan.

“Violation” shall have the meaning set forth in Section 4.1(c)(ii).

ARTICLE II

THE ACQUISITIONS

2.1	Organization of Holdco. Islet has caused Holdco to be organized under the laws of the State of Delaware and owns all of the capital stock of Holdco.

2.2
Organization of Islet Merger Sub. Islet has caused Holdco to organize, and Holdco has organized, Islet Merger Sub under the laws of the State of Nevada and Holdco owns all of the capital stock of Islet Merger Sub.

2.3	The Acquisitions.

(a)
At the Initial Effective Time, Islet Merger Sub shall be merged with and into Islet (the “Islet Merger”). Islet will be the surviving corporation in the Islet Merger (the “Islet Surviving Corporation”), and the separate existence of Islet Merger Sub shall cease. As a result of the Islet Merger, Islet shall become a wholly owned Subsidiary of Holdco.  From and after the Initial Effective Time, the Islet Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Islet and Islet Merger Sub, all as provided under the NRS.

(b)
At the Effective Time, the BHV Members shall sell, transfer, convey, assign and deliver to Holdco all of the BHV Membership Interests free and clear of all Liens in exchange for an aggregate of Thirty Million (30,000,000) shares of Holdco Common Stock (as adjusted for the Conversion Rate) and the right to receive additional shares of Holdco Common Stock pursuant to Section 6.11 and Section 6.12 of this Agreement. All shares of Holdco Common Stock issued to the BHV Members pursuant to this Agreement shall be issued and delivered based on the percentages set forth on Schedule 2.3(b) (the “BHV Securities Exchange” and together with the Islet Merger, the “Acquisitions”). As a result of the BHV Securities Exchange, BHV shall become a wholly owned Subsidiary of Holdco.

2.4	Effective Time of the Acquisitions. Subject to the provisions of this Agreement, on the Closing Date, the parties shall (and shall cause their Subsidiaries to) cause the following to occur:

(a)
Islet Merger Sub and Islet shall execute and deliver for filing a certificate of merger (the “Islet Certificate of Merger”) to the Secretary of State of the State of Nevada, in such form and manner provided in the NRS, and shall make all other filings or recordings required under the NRS to effect the Islet Merger. The Islet Merger shall become effective upon the filing with the Secretary of State of the State of Nevada of the Islet Certificate of Merger (such time of filing, the “Initial Effective Time”).

(b)
Immediately following the Initial Effective Time, BHV shall make all filings or recordings required under the NCLLCA, if any, to effect the BHV Securities Exchange. The BHV Securities Exchange shall become effective immediately following the Initial Effective Time (such time, the “Effective Time”).

2.5
Closing.  The closing of the Acquisitions (the “Closing”) will take place at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing. The Closing shall be held at such place or places as may be designated by Islet, unless another place is agreed to in writing.

2.6	Charters and Bylaws of the Surviving Corporations and Holdco.

(a)
At the Initial Effective Time, the Articles of Incorporation, as amended, of Islet (the “Islet Charter”) and By-laws, as amended, of Islet (the “Islet By-laws”) shall be amended so as to read in their entirety as the certificate of incorporation and by-laws of Islet Merger Sub as in effect immediately prior to the Initial Effective Time, except for the incorporator and except that the Islet Surviving Corporation shall be named “Islet Sciences, Inc.”

(b)	The certificate of incorporation and by-laws of Holdco immediately following the Initial Effective Time shall be in the form set forth in Exhibit A and Exhibit B, respectively.

2.7
Directors. The directors of Islet Merger Sub at the Initial Effective Time shall be the initial directors of the Islet Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Islet Surviving Corporation until such director’s successor is duly elected and qualified. The directors of Holdco at the Initial Effective Time shall continue to be the directors of Holdco following the Initial Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of Holdco until such director’s successor is duly elected and qualified.

2.8
Officers. The officers of Islet Merger Sub at the Initial Effective Time shall be the initial officers of the Islet Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Islet Surviving Corporation until such officer’s successor is appointed and has qualified, subject to earlier termination by removal or resignation. The officers of Holdco at the Initial Effective Time shall continue to be the officers of Holdco following the Initial Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of Holdco until such officer’s successor is appointed and has qualified, subject to earlier termination by removal or resignation.

ARTICLE III

EFFECTS OF THE ACQUISITIONS

3.1
Conversion of Islet Securities. At the Initial Effective Time, by virtue of the Islet Merger and without any action on the part of Holdco, Islet Merger Sub, Islet or the holders of any of the following securities, the following shall occur:

(a)
Conversion of Islet Common Stock.  Shares of common stock, par value $0.001 per share, of Islet (“Islet Common Stock”) issued and outstanding immediately prior to the Initial Effective Time shall be converted into the right to receive shares of validly issued, fully paid and non-assessable shares of Holdco Common Stock at the conversion rate of not less than three (3) and not more than forty (40) shares of Islet Common Stock for one (1) share of Holdco Common Stock, with the effective number of shares of Islet Common Stock convertible into one (1) share of Holdco Common Stock to be determined by the Board of Directors of Islet (the “Conversion Rate”).  No fractional shares of Holdco Common Stock shall be issued pursuant to this Agreement.  All fractional shares of Holdco Common Stock that a holder of shares of Islet Common Stock would otherwise be entitled to receive pursuant to the Islet Merger shall be aggregated, and if a fractional share results from such aggregation, such fractional share shall be automatically rounded up to a whole share.

(b)
Conversion of Islet Merger Sub Stock.  Each share of common stock of Islet Merger Sub issued and outstanding immediately prior to the Initial Effective Time shall be converted into one fully paid and non-assessable share of Islet Common Stock, following which the Islet Surviving Corporation shall become a wholly-owned Subsidiary of Holdco.

(c)
Cancellation of Holdco Common Stock Held by Islet.  Each share of Holdco Common Stock held by Islet immediately prior to the Initial Effective Time shall be cancelled, and no consideration shall be paid with respect thereto.

(d)
Treatment of Islet Certificates and Islet Book-Entry Shares.  All of the shares of Islet Common Stock converted into the right to receive Holdco Common Stock pursuant to this Section 3.1 shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and, as of the Initial Effective Time, the holders of Islet Common Stock shall be deemed to have received shares of Holdco Common Stock (without the requirement for the surrender of any certificate previously representing any such shares of Islet Common Stock or issuance of new certificates representing Holdco Common Stock), with each certificate representing shares of Islet Common Stock prior to the Initial Effective Time being deemed to represent shares of Holdco Common Stock and with shares of Islet Common Stock represented by book-entry immediately prior to the Initial Effective Time being deemed to represent automatically shares of Holdco Common Stock, each as adjusted for the Conversion Rate.

3.2	Islet Warrants, Options and Other Stock-Based Awards. The Board of Directors of Islet or the appropriate committee thereof shall take all action necessary so that:

(a)
Each warrant (“Islet Warrant”), option or other right to acquire Islet Common Stock (“Islet Stock Option”) which is outstanding immediately prior to the Initial Effective Time (whether vested or unvested) shall, as of the Initial Effective Time, cease to represent a right to purchase shares of Islet Common Stock and shall instead represent the right to purchase shares of Holdco Common Stock equal to the number of shares of Islet Common Stock subject to such Islet Warrant or Islet Stock Option immediately prior to the Initial Effective Time, as adjusted for the Conversion Rate. The exercise price per share of Holdco Common Stock subject to any such Islet Warrant or Islet Stock Option at and after the Initial Effective Time shall be equal to the exercise price per share of Islet Common Stock subject to such Islet Warrant or Islet Stock Option prior to the Initial Effective Time, as adjusted for the Conversion Rate.

(b)
Each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Islet Common Stock (the “RSUs”) which is outstanding (including any RSUs held in participant accounts under any employee benefit or compensation plan or arrangement of Islet) immediately prior to the Initial Effective Time shall, as of the Initial Effective Time, be converted into a number of restricted stock units in respect of shares of Holdco Common Stock, equal to the number of shares underlying RSUs held by the grantee immediately prior to the Initial Effective Time, as adjusted for the Conversion Rate.

3.3
Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Islet Common Stock that are outstanding immediately prior to the Initial Effective Time and which are held by stockholders that shall not have voted in favor of the Acquisitions or consented thereto in writing and who shall have properly demanded and are entitled to dissenters’ rights for such shares in accordance with Sections 92A.300 to 92A.500 of the NRS (collectively, the “Dissenting Shares”) shall not be converted into shares of Holdco Common Stock. Such stockholders instead shall only be entitled to receive payment of the appraised value of such shares of Islet Common Stock held by them in accordance with the provisions of Sections 92A.300 to 92A.500 of the NRS, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise are not entitled to, the dissenters’ right with respect to such shares of Islet Common Stock under Sections 92A.300 to 92A.500 of the NRS shall thereupon be deemed to have been canceled and converted into, as of the Initial Effective Time, shares of Holdco Common Stock in the manner provided in Section 3.1.

3.4
Exchange of BHV Membership Interests.  At the Effective Time, the BHV Membership Interests shall be exchanged for Thirty Million (30,000,000) shares of Holdco Common Stock (as adjusted for the Conversion Rate) and the right to receive additional shares of Holdco Common Stock pursuant to Section 6.11 and Section 6.12 of this Agreement, following which BHV shall become a wholly-owned Subsidiary of Holdco.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1
Representations and Warranties of BHV and BHV Members. Except with respect to any subsection of this Section 4.1, as set forth in the correspondingly identified subsection of the disclosure letter delivered by BHV to Islet concurrently herewith (the “BHV Disclosure Letter”) (it being understood by the parties that any information disclosed in one subsection of the BHV Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the BHV Disclosure Letter to which the relevance of such information is reasonably apparent), BHV and the BHV Members represent and warrant to Islet as follows:

(a)
Organization, Standing and Power.  BHV is a limited liability company duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BHV. The Articles of Organization of BHV (the “BHV Articles of Organization”) and the Operating Agreement of BHV (the “BHV Operating Agreement”), copies of which have been made available to Islet, are true, complete and correct copies of such documents as in effect on the date hereof.

(b)
Capital Structure.  As of the date of this Agreement, the authorized, issued and outstanding BHV Membership Interests are set forth in the BHV Disclosure Letter.  No other BHV Membership Interests are issued, reserved for issuance or outstanding. Except as set forth in the BHV Disclosure Letter, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which BHV is a party or by which BHV is bound (i) obligating BHV to issue, deliver or sell, or cause to be issued, delivered or sold, additional BHV Membership Interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any BHV Membership Interests or other equity interest in, BHV, (ii) obligating BHV to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the BHV Membership Interests.

(c)	Authority.

(i) BHV has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of BHV. This Agreement has been duly executed and delivered by BHV and constitutes a valid and binding obligation of BHV, enforceable against BHV in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the BHV Articles of Organization, BHV Operating Agreement or equivalent governing documents of any Significant Subsidiary of BHV, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.1(c)(iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BHV or any Subsidiary of BHV or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on BHV or (B) prevent, materially delay or materially impede BHV’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to BHV or any Subsidiary of BHV in connection with the execution and delivery of this Agreement by BHV or the consummation by BHV of the transactions contemplated hereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on BHV or (y) prevent, materially delay or materially impede BHV’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d)
Financial Statements.  The financial statements of BHV as of and for the year ended April 30, 2014 that have been provided to Islet fairly present in all material respects the financial position of BHV and the results of operations, changes in members’ equity and cash flows of BHV as of and for the year ended April 30, 2014.

(e)
Undisclosed Liabilities.  Except for (i) those liabilities that are appropriately reflected or reserved for in the audited financial statements of BHV for the fiscal year ended April 30, 2014, (ii) liabilities incurred since April 30, 2014 in the ordinary course of business consistent with past practice, (iii) those liabilities that are disclosed in the BHV Disclosure Letter, (iv) liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on BHV, (v) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (vi) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, BHV does not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).

(f)
Compliance with Applicable Laws.  BHV holds all permits, certificates, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of BHV, taken as a whole (the “BHV Permits”), and BHV is and for the two years preceding the date hereof has been in compliance with the terms of the BHV Permits and all applicable laws and regulations, except where the failure so to hold or comply with any such BHV Permits and applicable laws and regulations would not reasonably be expected to have a Material Adverse Effect on BHV. The businesses of BHV are not being, and during the two years preceding the date hereof have not been, conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity, except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on BHV. No investigation by any Governmental Entity with respect to BHV is pending or, to the knowledge of BHV, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BHV.

(g)
Legal Proceedings.  There is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of BHV or a BHV Member, threatened, against or affecting BHV, any Subsidiary of BHV or any of their respective assets, rights or properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BHV or could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, nor is there any judgment, decree, Injunction, rule or order of any Governmental Entity or arbitrator outstanding against BHV, any Subsidiary of BHV or any of their respective assets, rights or properties having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BHV or on Holdco after the Effective Time, or could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(h)	Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BHV:

(i) BHV has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being true, correct and complete in all respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined;

(ii) BHV has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties;

(iii) BHV has withheld and paid over to the relevant taxing authority all sales, use or other Taxes collected with respect to payments received from customers or other third parties;

(iv) BHV has not received written notice of any proposed or threatened proceeding, examination, investigation, audit or administrative or judicial proceeding (“Proceedings”) relating to tax matters against, or with respect to any Taxes of, BHV, and no such Proceedings are currently pending;

(v) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against BHV that have not been finally resolved and paid in full;

(vi) BHV has not granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(vii) No claim has been made in writing by any Governmental Entity in a jurisdiction in which BHV or any of its Subsidiaries does not file a Tax Return that BHV is or may be subject to taxation by such jurisdiction;

(viii) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings) upon any of the assets of BHV;

(ix) BHV is not a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BHV and other than customary tax indemnifications contained in credit or similar agreements), under which Holdco could be liable, following the Effective Time, for the Tax liability of another entity;

(x) BHV (A) has not been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was BHV) or (B) does not have any liability for the Taxes of any person (other than BHV) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(xi) BHV has not been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Acquisitions are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code;

(xii) BHV has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1); and

(xiii) As of the date of this Agreement, BHV has not taken or agreed to take any action, and does not know of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent the exchange of BHV Membership Interests and Islet Common Stock for Holdco Common Stock pursuant to the Acquisitions from qualifying, for United States federal income tax purposes, as an exchange described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

(i)
Certain Agreements.  Except for this Agreement, or as set forth in the BHV Disclosure Letter, as of the date hereof, BHV is not a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that limits the ability of BHV to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to BHV, (iv) that relates to the sale of products by BHV which have not been performed by BHV and for which a performance obligation that is material to BHV would remain after the Effective Time, (v) in the case of an Employee Benefit Plan of BHV, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (vi) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 4.1(i) (collectively referred to herein as the “BHV Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BHV. BHV has not, and to the knowledge of BHV, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any BHV Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on BHV.

(j)
Benefit Plans.  None of BHV or its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, or has an obligation to contribute to, nor has BHV or its Subsidiaries or any of their respective ERISA Affiliates ever maintained, contributed to, or had an obligation to contribute to, any Employee Benefit Plan, nor has BHV or any of its Subsidiaries or any officer or director of BHV or any of its Subsidiaries taken any action directly or indirectly to obligate BHV or any of its Subsidiaries to institute any such Employee Benefit Plan.

(k)
Subsidiaries.  Section 4.1(k) of the BHV Disclosure Letter includes all the Subsidiaries of BHV. All of the shares of capital stock or other equity interests of each of the Subsidiaries held by BHV, if any, or by another Subsidiary of BHV are fully paid and non-assessable and are owned by BHV or a Subsidiary of BHV free and clear of any Lien.

(l)
Absence of Certain Changes or Events.  Since April 30, 2014, (i) BHV has conducted its business in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on BHV.

(m)
BHV Approval.  BHV and the BHV Members have taken all necessary steps to approve this Agreement and the transactions contemplated hereby. To the knowledge of BHV, no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the BHV Securities Exchange, or the other transactions contemplated hereby.

(n)
Properties.   BHV (i) has good and valid title to all its properties and assets that are material to its business, free and clear of all Liens, except (1) statutory Liens securing payments not yet due, and (2) such imperfections or irregularities of title, claims,  easements, covenants and other Liens or restrictions as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties, and (ii) is the lessee of all leasehold estates that are material to its business (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to BHV’s knowledge, the lessor.

(o)
BHV Intellectual Property.  Set forth in the BHV Disclosure Letter are all Patents and registered or applied-for copyrights, trademarks, service marks, domain names and trade names owned or licensed by BHV as of the date hereof (including the registration numbers of any registrations or the serial numbers of any applications for registration of any of the foregoing), and an indication of which are owned or licensed by BHV (collectively, the “BHV Intellectual Property”).  Except as set forth in the BHV Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BHV, (i) BHV owns free and clear of all Liens, or has a valid license to use, all BHV Intellectual Property necessary to carry on its business as currently conducted and to make, use and sell a product containing the Compound in the Field in the Territory, (ii) the BHV Intellectual Property does not, to the knowledge of BHV, infringe, misappropriate or otherwise violate (“Infringe”) the intellectual property rights of third parties and is not, to the knowledge of BHV, being Infringed by any third parties, (iii) to the knowledge of BHV, the BHV Intellectual Property that is registered, and BHV’s rights in the BHV Intellectual Property, are not invalid or unenforceable, (iv) BHV has taken reasonable actions to protect and maintain the BHV Intellectual Property, including BHV Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the knowledge of BHV, no claim, suit or other action is threatened in writing, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the BHV Intellectual Property.  The representations and set forth in the foregoing clauses (ii) and (v) are the only representations and warranties of BHV regarding infringement, misappropriation or violation of intellectual property rights, and no other representations or warranties in this Section 4.1 shall be deemed to apply to such matters.

(p)
Kissei Agreement.  The Kissei Agreement is valid and in full force and effect. Neither BHV nor any affiliate of BHV, and to the knowledge of BHV, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, the Kissei Agreement, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on BHV or which have been cured.

(q)
Information Supplied.  None of the information supplied or to be supplied by BHV for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Consent Solicitation Statement/Prospectus will, at the date of mailing to Islet shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by BHV with respect to statements made or incorporated by reference therein based on information supplied by Islet for inclusion or incorporation by reference in the Form S-4 and Consent Solicitation Statement/Prospectus.

(r)
No Other Representations or Warranties.  Except for the representations and warranties made by BHV in this Section 4.1, neither BHV, the BHV Members, nor any other person, makes any express or implied representation or warranty with respect to BHV, BHV’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BHV and the BHV Members hereby disclaim any such other representations or warranties.

4.2
Representations and Warranties of BHV Members. Except with respect to any subsection of this Section 4.2, as set forth in the correspondingly identified subsection of the BHV Disclosure Letter (it being understood by the parties that any information disclosed in one subsection of the BHV Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the BHV Disclosure Letter to which the relevance of such information is reasonably apparent), each BHV Member, severally and not jointly, represents and warrants to Islet, with respect to such BHV Member, as follows:

(a)
Related-Party Transactions.  Except for passive ownership of less than five percent (5%) of the outstanding stock of any publicly traded entity, such BHV Member does not own, directly or indirectly, any interest in, and is not an officer, director, employee or consultant of or otherwise receive remuneration from, (i) any business that competes, directly or indirectly, with BHV or its affiliates, or (ii) any lessor, lessee, customer or supplier of BHV. Such BHV Member does not have any personal interest in any tangible or intangible assets or real or personal property used in or pertaining to the business of BHV.

(b)
Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(c)
Title to BHV Membership Interest.  Such BHV Member owns his BHV Membership Interests free and clear of any and all Liens. Upon registering of Holdco as the new owner of such BHV Membership Interests in the register of BHV, Holdco will receive good and valid title to such BHV Membership Interests, free and clear of all Liens.  The BHV Membership Interests set forth in the BHV Disclosure Letter are and will be at Closing, all of the BHV Membership Interests.

(d)
Power and Authority.  All acts required to be taken by such BHV Member to enter into this Agreement have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of such BHV Member, enforceable against such BHV Member in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(e)
No Conflicts.  Such BHV Member has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by such BHV Member in connection with the execution and performance by such BHV Member of this Agreement or the execution and performance by such BHV Member of any agreements, instruments or other obligations entered into in connection with this Agreement.  The execution and delivery of this Agreement by such BHV Member and the performance by such BHV Member of his obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any Governmental Entity under any laws; (ii) will not violate any laws applicable to such BHV Member; and (iii) will not violate or breach any contractual obligation to which such BHV Member is a party.

(f)
Purchase Entirely for Own Account.  The Holdco Common Stock to be acquired by such BHV Member hereunder will be acquired for investment for his own account, and not with a view to the resale or distribution of any part thereof, and such BHV Member has no present intention of selling or otherwise distributing such Holdco Common Stock except in compliance with applicable securities laws.

(g)
Available Information.  Such BHV Member has reviewed all Islet filings made with the SEC under the Exchange Act since January 1, 2013, and is familiar with the risks and disclosures made therein.  Such BHV Member has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Holdco.

(h)
No Other Representations or Warranties.  Except for the representations and warranties made by the BHV Members in this Section 4.2, neither BHV, the BHV Members, nor any other person, makes any express or implied representation or warranty with respect to the BHV Members, and BHV and the BHV Members hereby disclaim any such other representations or warranties.

4.3
Representations and Warranties of Islet, Holdco and Islet Merger Sub.  Except (a) with respect to any subsection of this Section 4.3, as set forth in the correspondingly identified subsection of the disclosure letter delivered by Islet, Holdco and Islet Merger Sub to BHV concurrently herewith (the “Islet Disclosure Letter”) (it being understood by the parties that any information disclosed in one subsection of the Islet Disclosure Letter shall be deemed to be disclosed for purposes of each other subsection of the Islet Disclosure Letter to which the relevance of such information is reasonably apparent) or (b) as disclosed in the Islet SEC Documents filed prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive, or forward looking in nature), Islet, Holdco and Islet Merger Sub jointly represent and warrant to BHV as follows:

(a)	Organization, Standing and Power.

(i) Each of Islet and the Significant Subsidiaries of Islet is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and, if applicable, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, in each case, other than as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Islet.

(ii) Each of Holdco and the Islet Merger Sub is a corporation duly organized, validly existing and in good standing in its jurisdiction of incorporation. Since their respective dates of incorporation, none of Holdco or the Islet Merger Sub has carried on any business, incurred any liability or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)	Capital Structure.

(i) As of the date of this Agreement, the authorized, issued and outstanding capital structure of Islet is set forth in the Islet Disclosure Letter.  No other shares of capital stock of Islet are issued, reserved for issuance or outstanding. Except as set forth in the Islet Disclosure Letter, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Islet is a party or by which Islet is bound (A) obligating Islet to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of capital stock or other equity interest in, Islet, (B) obligating Islet to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (C) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares of capital stock of Islet.

(ii) As of the date of this Agreement, the authorized capital stock of Holdco consists of 10 million shares of preferred stock, par value $0.001 per share, and 200 million shares of Holdco Common Stock, of which one share has been issued to Islet, which share of Holdco Common Stock is validly issued, fully paid and non-assessable, and is owned directly by Islet free and clear of any liens (statutory or other), pledges, charges, encumbrances and security interests whatsoever (“Liens”), and is the only share of Holdco capital stock issued and outstanding.  The authorized capital stock of Islet Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which have been validly issued, fully paid and non-assessable, and are owned directly by Holdco free and clear of any Liens.  Holdco owns all of the capital stock of Islet Merger Sub.  All shares of Holdco Common Stock issued pursuant to ARTICLE III at the Initial Effective Time are validly issued, fully paid and non-assessable, and free and clear of any Liens.

(c)	Authority.

(i) Islet, Holdco and the Islet Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the Islet Merger to the approval of this Agreement by the Required Islet Consent. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including without limitation, any required shareholder approval, on the part of each of Islet, Holdco and the Islet Merger Sub, subject in the case of the Islet Merger to the approval of this Agreement by the Required Islet Consent. This Agreement has been duly executed and delivered by each of Islet, Holdco and the Islet Merger Sub and constitutes a valid and binding obligation of each of Islet, Holdco and the Islet Merger Sub, enforceable against each of Islet, Holdco and the Islet Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Islet Charter, the Islet By-laws or equivalent governing documents of any Significant Subsidiary of Islet, Holdco or the Islet Merger Sub, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(c)(iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Islet, Holdco, or the Islet Merger Sub or any Subsidiary of Islet, Holdco or the Islet Merger Sub or any of their respective properties or assets which Violation, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Islet, Holdco or the Islet Merger Sub or (y) prevent, materially delay or materially impede Islet’s, Holdco’s or the Islet Merger Sub’ ability to perform their respective obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Islet, Holdco or the Islet Merger Sub or any Subsidiary of Islet, Holdco or the Islet Merger Sub in connection with the execution and delivery of this Agreement by Islet, Holdco and the Islet Merger Sub or the consummation by Islet, Holdco or the Islet Merger Sub of the transactions contemplated hereby, the failure to make or obtain that, individually or in the aggregate, would reasonably be expected to (x) have a Material Adverse Effect on Islet, Holdco or the Islet Merger Sub or (y) prevent, materially delay or materially impede Islet’s, Holdco’s or the Islet Merger Sub’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of Form S-4 and Consent Solicitation Statement/Prospectus, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of the Islet Certificate of Merger with the Secretary of State of the State of Nevada, and (D) the quotation of the Holdco Common Stock on the OTCQB.

(d)
SEC Documents.  Except as set forth in the Islet Disclosure Letter, Islet has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2013 (the “Islet SEC Documents”). Except as set forth in the Islet Disclosure Letter, during the twelve (12) months presiding the date hereof, Islet has timely filed all required Islet SEC Documents with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Islet SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Islet SEC Documents, and none of the Islet SEC Documents when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Islet included in the Islet SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Islet and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Islet SEC Documents.

(e)
Undisclosed Liabilities.  Except for (i) those liabilities that are appropriately reflected or reserved for in the consolidated financial statements of Islet included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2014, as filed with the SEC prior to the date hereof, (ii) liabilities incurred since April 30, 2014 in the ordinary course of business consistent with past practice, (iii) liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Islet, (iv) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (v) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, Islet and its Subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in Islet’s financial statements in accordance with GAAP.

(f)
Information Supplied.  None of the information supplied or to be supplied by Islet for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Consent Solicitation Statement/Prospectus will, at the date of mailing to Islet shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and Consent Solicitation Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Islet with respect to statements made or incorporated by reference therein based on information supplied by BHV for inclusion or incorporation by reference in the Form S-4 and Consent Solicitation Statement/Prospectus.

(g)
Compliance with Applicable Laws and Reporting Requirements.  Islet and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Islet and its Subsidiaries, taken as a whole (the “Islet Permits”), and Islet and its Subsidiaries are and for the two years preceding the date hereof have been in compliance with the terms of the Islet Permits and all applicable laws and regulations, except where the failure so to hold or comply with any such Islet Permits and applicable laws and regulations would not reasonably be expected to have a Material Adverse Effect on Islet. The businesses of Islet and its Subsidiaries are not being, and for the two years preceding the date hereof have not been, conducted in violation of any law, ordinance (including zoning) or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002), except for violations that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Islet. No investigation by any Governmental Entity with respect to Islet or any of its Subsidiaries is pending or, to the knowledge of Islet, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Islet.

(h)
Legal Proceedings.  Except as set forth in the Islet Disclosure Letter, there is no claim, suit, action, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Islet, threatened against or affecting Islet, any Subsidiary of Islet or any of their respective assets, rights or properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Islet or could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, nor is there any judgment, decree, Injunction, rule or order of any Governmental Entity or arbitrator outstanding against Islet, any Subsidiary of Islet or any of their respective assets, rights or properties having or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Islet or on Holdco after the Effective Time, or could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

(i)	Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Islet:

(i) Each of Islet and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being true, correct and complete in all respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Islet’s most recent consolidated financial statements;

(ii) There are no disputes, audits, examinations or Proceedings pending, or claims asserted in writing, for Taxes or assessments upon Islet or any of its Subsidiaries for which Islet does not have reserves that are adequate under GAAP;

(iii) Neither Islet nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(iv) As of the date of this Agreement, neither Islet nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the exchange of BHV Membership Interests and Islet Common Stock for Holdco Common Stock pursuant to the Acquisitions from qualifying, for United States federal income tax purposes, as an exchange described in Section 351 of the Code and the Treasury Regulations promulgated thereunder;

(v) Neither Islet nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(vi) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings) upon any of the assets of Islet or its Subsidiaries;

(vii) Neither Islet nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement; and

(viii) Neither Islet nor any of its Subsidiaries has any material liability for Taxes of any person (other than Islet and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j)
Certain Agreements.  Except for this Agreement, or as set forth in the Islet Disclosure Letter or as attached to Islet’s latest annual report on Form 10-K as an exhibit, Islet is not a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the election, appointment, employment or compensation of any directors or executive officers, (ii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) that limits the ability of Islet to compete in any line of business, in any geographic area or with any person, or that requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Islet, (iv) that relates to the sale of products by Islet which have not been performed by Islet and for which a performance obligation that is material to Islet would remain after the Effective Time, (v) in the case of an Employee Benefit Plan of Islet, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (vi) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 4.3(i)(v) (collectively referred to herein as the “Islet Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Islet. Islet has not, and to the knowledge of Islet, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Islet Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Islet.

(k)
Subsidiaries.  Exhibit 21.1 to Islet’s Annual Report on Form 10-K for the fiscal year ended April 30, 2014 includes all the Subsidiaries of Islet that are Significant Subsidiaries. All of the shares of capital stock of each of the Subsidiaries held by Islet or by another Subsidiary of Islet have been validly issued, are fully paid and non-assessable and are owned by Islet or a Subsidiary of Islet free and clear of any Lien.

(l)
Absence of Certain Changes or Events.  Since April 30, 2014, (i) Islet and its Subsidiaries have conducted their respective businesses in the ordinary course consistent in all material respects with their past practices and (ii) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Material Adverse Effect on Islet.

(m)
Properties.  Except as set forth in Section 4.3(m) of the Islet Disclosure Letter, Islet (i) has good and valid title to all its properties and assets that are material to its business, free and clear of all Liens, except (1) statutory Liens securing payments not yet due, and (2) such imperfections or irregularities of title, claims, easements, covenants and other Liens or restrictions as do not affect in any material respect the current use of the properties or assets subject thereto or affected thereby or otherwise impair in any material respect the business operations at such properties, and (ii) is the lessee of all leasehold estates that are material to its business (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Islet’s knowledge, the lessor.

(n)
Board Approval.  The Board of Directors of Islet, by resolutions duly adopted by unanimous written consent or vote of those voting at a meeting duly called and held (the “Islet Board Approval”), has approved this Agreement and the transactions contemplated hereby.

(o)	Consent Required. The Required Islet Consent is the only vote of the holders of any class or series of Islet capital stock necessary to approve this Agreement and the transactions contemplated hereby.

(p)
Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(q)
No Other Representations or Warranties.  Except for the representations and warranties made by Islet, Holdco and Islet Merger Sub in this Section 4.3, neither Islet, Holdco and Islet Merger Sub, nor any other person, makes any express or implied representation or warranty with respect to Islet, Holdco and Islet Merger Sub, and Islet, Holdco and Islet Merger Sub hereby disclaim any such other representations or warranties.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1
Covenants of BHV.  During the period from the date hereof and continuing until the Effective Time, BHV agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement, as set forth on Section 5.1 of the BHV Disclosure Letter, or to the extent that Islet shall otherwise consent in writing, which consent shall not be arbitrarily withheld or arbitrarily delayed:

(a)
Ordinary Course.  BHV and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use its reasonable best efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. BHV shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ operating policies in any respect that is material to BHV, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in Section 5.1(a) of the BHV Disclosure Letter, in the aggregate, or (iv) except in the ordinary course of business consistent with past practice, enter into any agreement that would constitute a BHV Contract had such agreement been in effect on the date hereof or terminate or make any material change to any BHV Contract, including, but not limited to the Kissei Agreement.

(b)
Distributions; Changes in Equity.  BHV shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make any distributions in respect of any of its capital stock or membership interests, as applicable, (ii) split, combine or reclassify any of its capital stock or membership interests, as applicable, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or its membership interests, as applicable, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or its membership interests or any securities convertible into or exercisable for any shares of its capital or any of its membership interests, as applicable.

(c)
Issuance of Securities.  Except as set forth in this Agreement, BHV shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing.

(d)
Governing Documents, Etc.  BHV shall not amend or propose to amend the BHV Articles of Organization or the BHV Operating Agreement or enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person.

(e)
No Acquisitions.  BHV shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to BHV.

(f)
No Dispositions.  BHV shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its material assets.

(g)
Indebtedness.  BHV shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of BHV or guarantee any long-term debt securities of others.

(h)
Accounting Methods; Tax Matters.  BHV shall not change its methods of accounting in effect as of the date of this Agreement, except as required by changes in law as concurred with by BHV’s independent auditors. BHV shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes.

(i)
Tax-Free Qualification.  BHV shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent the exchange of BHV Membership Interests and Islet Common Stock for Holdco Common Stock pursuant to the Acquisitions from qualifying, for United States federal income tax purposes, as an exchange described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

(j)
Compensation and Benefit Plans.  Except as required by applicable law, BHV shall not and shall not permit its Subsidiaries to: (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director or employee of BHV other than normal increases in base salary or wages in the ordinary course of business consistent with past practice for employees who are not directors of BHV or officers of BHV (ii) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any director or employee of BHV or otherwise pay any amount to which any director or employee of BHV is not entitled, (iii) establish, adopt, or become a party to any new employment, severance or consulting agreement or any employee benefit or compensation plan, program, commitment or agreement or amend, suspend or terminate any Employee Benefit Plan or benefits, (iv) modify any option or other right to acquire BHV Membership Interests or other equity-based award, (v) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Employee Benefit Plan or Employment Agreement or (vi) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement, except as required by the terms of any collective bargaining agreement in effect on the date hereof.

(k)
No Liquidation.  BHV shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l)	Litigation. BHV shall not, and shall not permit any of its Subsidiaries to, initiate, settle or compromise any material litigation.

(m)
No Restrictions on Business.  BHV shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of Holdco, BHV or Islet or any of their respective Subsidiaries from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than forty-five (45) days by Holdco or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(n)	Insurance. BHV shall not purchase any policies of directors’ and officers’ liability insurance.

(o)
Other Agreements.  BHV shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1 or any action that would make any representation or warranty of BHV in this Agreement untrue or incorrect in any material respect.

5.2
Covenants of Islet.  During the period from the date hereof and continuing until the Effective Time, Islet agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Islet Disclosure Letter, or to the extent that BHV shall otherwise consent in writing, which consent shall not be arbitrarily withheld or arbitrarily delayed:

(a)
Ordinary Course.  Islet and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use their reasonable best efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Islet shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ operating policies in any respect that is material to Islet, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice and in any event not in excess of the amount set forth in Section 5.2(a) of the Islet Disclosure Letter, in the aggregate, or (iv) except in the ordinary course of business consistent with past practice, enter into any agreement that would constitute a Islet Contract had such agreement been in effect on the date hereof or terminate or make any material change to any Islet Contract.

(b)
Dividends; Changes in Stock.  Islet shall not, nor shall it permit any of its Subsidiaries to, or propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any split, combination or reclassification of capital stock of a wholly owned Subsidiary of Islet or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of Islet to Islet or another wholly owned Subsidiary of Islet).

(c)
Issuance of Securities.  Islet shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Islet Common Stock or other equity rights or obligations under any Employee Benefit Plans of Islet currently in effect or (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Islet.

(d)
Governing Documents, Etc.  Islet shall not amend or propose to amend the Islet Charter or the Islet Bylaws or enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person except as provided for hereunder.

(e)
No Acquisitions.   Islet shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material to Islet.

(f)
No Dispositions.  Islet shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its material assets.

(g)
Indebtedness.  Islet shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Islet or guarantee any long-term debt securities of others.

(h)
Accounting Methods; Tax Matters.  Islet shall not change its methods of accounting in effect as of the date of this Agreement, except as required by the SEC, by changes in GAAP or changes in law as concurred with by Islet’s independent auditors. Islet shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes.

(i)
Section 351 Qualification.  Islet shall not, and shall not permit Holdco, Islet Merger Sub or any of its other Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent the exchange of BHV Membership Interests and Islet Common Stock for Holdco Common Stock pursuant to the Acquisitions from qualifying, for United States federal income tax purposes, as an exchange described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

(j)
Compensation and Benefit Plans.  Except as required by applicable law, Islet shall not and shall not permit its Subsidiaries to: (i) increase the wages, salaries, or incentive compensation or incentive compensation opportunities of any director or employee of Islet other than normal increases in base salary or wages in the ordinary course of business or as provided for in any applicable Employment Agreement and is consistent with past practice for employees who are not directors of Islet or officers of Islet (ii) increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any director or employee of Islet or otherwise pay any amount to which any director or employee of Islet is not entitled, except otherwise provided for in any applicable Employment Agreement, (iii) establish, adopt, or become a party to any new employment, severance or consulting agreement or any employee benefit or compensation plan, program, commitment or agreement or amend, suspend or terminate any Employee Benefit Plan or Employment Agreement, (iv) modify any option or other right to acquire Islet Common Stock or other equity-based award, (v) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Employee Benefit Plan, except for such contributions or payments as may be provided for in any applicable Employment Agreements, or (vi) establish, adopt, enter into, amend, suspend or terminate any collective bargaining agreement, except as required by the terms of any collective bargaining agreement in effect on the date hereof.

(k)
No Liquidation.  Islet shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l)
Litigation.  Without the consent of BHV, which shall not be unreasonably withheld or denied, Islet shall not, and shall not permit any of its Subsidiaries to, initiate, settle or compromise any material litigation.

(m)	Insurance. Islet shall use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date hereof.

(n)
Other Agreements.  Islet shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.2 or any action that would make any representation or warranty of Islet, Holdco or Islet Merger Sub in this Agreement untrue or incorrect in any material respect.

5.3
Advice of Changes; Government Filings.  Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or that would reasonably be expected to have, a Material Adverse Effect on such party or that would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in ARTICLE VII or give rise to any right of termination under ARTICLE VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right. BHV and Islet shall file all reports required to be filed by each of them (or their Subsidiaries) with the SEC on a timely basis between the date hereof and the Effective Time (which shall include available extensions) and shall deliver to the other party copies of all such reports promptly after the same are filed. Each of BHV and Islet shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

5.4
Control of Other Party’s Business.  Nothing contained in this Agreement shall give Islet, directly or indirectly, the right to control or direct the operations of BHV prior to the Effective Time. Prior to the Effective Time, BHV shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Preparation of Consent Solicitation Statement/Prospectus/Form S-4; Islet Lock-Up Agreements.

(a)
As promptly as practicable following the date of this Agreement, Holdco, Islet and BHV shall prepare and file with the SEC a registration statement on Form S-4 to register the issuance of Holdco Common Stock in the Acquisitions to the holders of Islet Common Stock and to the BHV Members (such Form S-4, and any amendments or supplements thereto, the “Form S-4”) in which a consent solicitation statement relating to the Required Islet Consent will be included (the “Consent Solicitation Statement/Prospectus”). Each of Islet and BHV shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  Islet shall use reasonable best efforts to cause the Consent Solicitation Statement/Prospectus to be mailed to the holders of Islet Common Stock as promptly as practicable after the Form S-4 is declared effective.

(b)
If at any time prior to the Effective Time there shall occur (i) any event with respect to BHV, or with respect to other information supplied by BHV for inclusion in the Form S-4 or the Consent Solicitation Statement/Prospectus or (ii) any event with respect to Islet, or with respect to information supplied by Islet for inclusion in the Form S-4 or the Consent Solicitation Statement/Prospectus, which event is required to be described in an amendment of, or a supplement to, the Form S-4 or the Consent Solicitation Statement/Prospectus, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC.  No filing of, or amendment or supplement to, the Form S-4 or Consent Solicitation Statement/Prospectus will be made by Holdco or Islet without first providing BHV with a reasonable opportunity to review and comment thereon.

(c)
Each of Holdco, Islet and BHV shall promptly notify each other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Acquisitions and other transactions contemplated hereby or for additional information and shall supply each other with copies of all correspondence between BHV or any of its representatives, Holdco or any of its representatives, or Islet or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. Holdco, Islet and BHV shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 or the Consent Solicitation Statement/Prospectus as promptly as practicable. Holdco, Islet and BHV shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 or the Consent Solicitation Statement/Prospectus, and shall provide promptly to each other party any information such party may obtain that could necessitate amending any such document.

(d)
Holdco shall file the tax opinions described in Section 7.1(g) with the Form S-4, or with an amendment thereto, as may be required by applicable law, SEC regulations and/or SEC Staff Legal Bulletin No. 19.

(e)
Islet shall use reasonable best efforts to (i) take all lawful action to enter into lock-up agreements with all of its executive officers, directors, affiliates, founders and their family members, and greater than 5% shareholders requiring such person and entities to consent to approval of this Agreement, the Islet Merger and the transactions contemplated hereby and (ii) solicit the consent of its shareholders for the Required Islet Consent.

6.2
Access to Information; Confidentiality. Subject to the Agreement, dated as of September 10, 2013 between Islet and BHV (the “Confidentiality Agreement”), and subject to applicable law, upon reasonable notice, BHV shall, and shall cause its Subsidiaries to, afford to Islet and to the officers, employees, accountants, counsel, financial advisors and other representatives of Islet, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, BHV shall, and shall cause each of its Subsidiaries to, furnish promptly to Islet (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) all other information concerning its business, properties and personnel as Islet may reasonably request. Subject to the Confidentiality Agreement, and subject to applicable law, Islet shall, and shall cause its Subsidiaries to, afford to BHV and to the officers, employees, accountants, counsel, financial advisors and other representatives of Islet, reasonable access during the period prior to the Effective Time to all information concerning its business, properties and personnel as BHV may reasonably request. No review pursuant to this Section 6.2 shall affect any representation or warranty given by BHV to Islet. Islet and BHV will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Any such investigation pursuant to this Section 6.2 shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Islet or BHV, as the case may be. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof; provided, however, that in the event that either party or any of its Subsidiaries relies on this sentence to withhold access or disclosure, such party shall, to the extent permitted by law and the protection of such attorney-client privilege, notify the other party of the nature of the withheld information.

6.3	Reasonable Best Efforts.

(a)
Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Acquisitions and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Acquisitions or any of the other transactions contemplated by this Agreement.

(b)
Each of Islet and BHV shall, in connection with the efforts referenced in Section 6.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party and permit the other party to review in advance any proposed written communication to any Governmental Entity or private party, related to the transactions contemplated by this Agreement, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, any Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)
In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, (i) if (1) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree, (2) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Acquisitions or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree or that would otherwise prevent, materially delay or materially impede the consummation of the Acquisitions or the other transactions contemplated hereby, or (3) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Acquisitions or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Acquisitions or the other transactions contemplated hereby, then (ii) Islet shall use its reasonable best efforts to resolve any such objections, actions or Proceedings so as to permit the consummation of the transactions contemplated by this Agreement by the date set forth in Section 8.1(c). Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 6.3 shall require, or be deemed to require the taking by Islet of any such action that (1) is not conditional on the consummation of the Acquisitions or (2) would reasonably be expected to result in a Material Adverse Effect on BHV.

(d)
In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any of the events specified in Section 6.3(c)(i)(2) or (3) occurs, then each of Islet and BHV shall cooperate in all respects with each other and use its reasonable best efforts, subject to Section 6.3(c), to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, Injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Acquisitions or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Islet and BHV shall use its reasonable best efforts to defend, at Islet’s cost and expense, any such administrative or judicial actions or Proceedings.

(e)
Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has up to then complied with its obligations under this Section 6.3.

(f)
Each of BHV and Islet and their respective Boards of Directors or Board of Managers, as applicable, shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Acquisitions , or any other transactions contemplated hereby, use all reasonable best efforts to ensure that the Acquisitions and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Acquisitions and the other transactions contemplated hereby.

6.4
Acquisition Proposals.  BHV agrees that neither it nor any of its Subsidiaries (nor any of the employees or directors of it or its Subsidiaries), nor their respective agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall, directly or indirectly, (a) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 5.1(e) or (f)) or any purchase or sale of 50% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 50% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Islet or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (b) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (c) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

6.5
OTCQB Quotation. Holdco and Islet shall use reasonable best efforts to cause (a) the shares of Holdco Common Stock to be issued in the Acquisitions and (b) the shares of Holdco Common Stock to be reserved for issuance upon the exercise of Holdco Options, to be approved for quotation on the OTCQB, subject to official notice of issuance, prior to the Closing Date.

6.6
Section 16 Matters. Assuming that BHV and Islet deliver to Holdco the Section 16 Information reasonably in advance of the Effective Time, the Board of Directors of Holdco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders of BHV and Islet of Holdco Common Stock in exchange for shares of BHV Membership Interests or shares of Islet Common Stock, as the case may be, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by BHV and Islet to Holdco prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders of a person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insiders,” with respect to a person, shall mean those officers and directors of such person who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.7	Fees and Expenses; Taxes.

(a)
Whether or not the Acquisitions are consummated, all costs and expenses incurred by any party hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by Islet or Holdco or, to the extent previously paid by BHV or any BHV Member, reimbursed to BHV or such BHV Member.  The parties agree to treat the liabilities of BHV and of each BHV Member with respect to such expenses as being assumed by Holdco under Section 357(c)(1) of the Code.

(b)
Islet and Holdco shall indemnify and reimburse each BHV Member with respect to any Taxes he may incur as a result of (i) the application of Section 357(c) of the Code, any applicable Treasury Regulations promulgated thereunder and any similar or successor provisions of the Code or Treasury Regulations promulgated thereunder (and any corresponding or resulting state or local Taxes) resulting from the liabilities of BHV assumed by Holdco exceeding the adjusted tax basis of the assets of BHV that are transferred to Holdco in connection with the Acquisitions, (ii) the payment by Islet or Holdco of costs and expenses incurred by BHV or such BHV Member in connection with this Agreement as contemplated by Section 6.7(a) and (iii) any payments made by Islet or Holdco to such BHV Member pursuant to this Section 6.7(b).  For purposes of this Section 6.7(b), each BHV Member shall be deemed to have incurred Taxes on any income or gain required to be recognized by such BHV Member pursuant to Section 357(c) of the Code, any applicable Treasury Regulations promulgated thereunder and any similar or successor provisions of the Code or Treasury Regulations promulgated thereunder (and any corresponding or resulting state or local Taxes) and on any payment made to such BHV Member under this Section 6.7(b) at the highest marginal federal and North Carolina income tax rates applicable to individuals, regardless of the extent to which such income, gain or payment actually increases the liability of such BHV Member for Taxes.

6.8
Governance. Holdco shall cause the number of directors that will comprise the full Board of Directors of Holdco on the business day immediately following the Closing Date to be 5 and to consist of the following persons: James Green, William Wilkison, Eric Barnett, Michael Luther, and Joel Perlin.

6.9	Indemnification.

(a)
From and after the Effective Time, Holdco shall, or shall cause BHV and its Subsidiaries to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or manager of BHV (the “BHV Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a manager, officer or employee of BHV or any Subsidiary of BHV, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, or at or after, the Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, BHV as of the date hereof.

(b)
From and after the Initial Effective Time, Holdco shall, or shall cause the Islet Surviving Corporation and its Subsidiaries to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Islet or any of its Subsidiaries (the “Islet Indemnified Parties” and, together with the BHV Indemnified Parties, the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Islet or any Subsidiary of Islet, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Initial Effective Time, whether asserted or claimed prior to, or at or after, the Initial Effective Time, in each case to the fullest extent such persons are permitted by applicable law to be indemnified by, or have the right to advancement of expenses from, Islet as of the date hereof.

(c)
Holdco shall have the right to defend each Indemnified Party in any proceeding which may give rise to the payment of indemnifiable amounts hereunder; provided, however, that Holdco shall notify such Indemnified Party of any such decision to defend within twenty (20) business days of receipt of notice of any such proceeding, and, provided, further, that Holdco shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such Indemnified Party or enter into any settlement or compromise which (i) includes an admission of fault of such Indemnified Party or (ii) does not include, as an unconditional term thereof, the full release of such Indemnified Party from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such Indemnified Party. Notwithstanding the foregoing, if in a proceeding to which an Indemnified Party is a party by reason of the Indemnified Party’s service as a director, manager, officer or employee of BHV, Islet or any of their respective Subsidiaries, (i) a conflict of interest or potential conflict of interest exists between such Indemnified Party and Holdco (including as a result of the existence of separate defenses or counterclaims that would make such representation inappropriate), or (ii) if Holdco fails to assume the defense of such proceeding in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the expense of Holdco; provided, however, that Holdco shall not be liable for any settlement effected without its prior written consent (which consent shall not be arbitrarily withheld, conditioned or delayed).

(d)
Holdco shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.9.

(e)
If Holdco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall assume the obligations set forth in this Section 6.9.

(f)
The provisions of this Section 6.9(f) are intended to be for the benefit of, and shall be enforceable by, each BHV Indemnified Party and Islet Indemnified Party and their respective heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.10
Public Announcements.  Islet and BHV shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.11	Milestones.

(a)
In addition to the Thirty Million (30,000,000) shares of Holdco Common Stock (as adjusted for the Conversion Rate) to be received by the BHV Members in the BHV Securities Exchange, Holdco shall issue to the BHV Members, based on the percentages set forth on Schedule 2.3(b), within five (5) business days of the occurrence of the corresponding events set forth on Schedule 6.11(a) (each a “Milestone”) the number of shares of newly-issued Holdco Common Stock equal to the (i) absolute value of the dollar amount set forth next to such Milestone on Schedule 6.11(a), equal in the aggregate to $71,000,000, divided by (ii) the volume weighted average price of Holdco Common Stock for the thirty (30) trading days preceding the occurrence of each Milestone as reported by Bloomberg L.P. (the “Milestone Shares”), subject to adjustment based on Section 6.11(h). For the avoidance of doubt, a Milestone shall be deemed to have been achieved in the event that it is achieved by or on behalf of Holdco or any of its affiliates, licensees or sub-licensees.

(b)
In the event that a later Milestone (i.e., any applicable Milestone other than Milestone #1) is achieved and one or more of the earlier Milestones (i.e., any applicable Milestone other than the final Milestone) were not achieved or were not paid prior to the later Milestone being achieved, Holdco shall issue the Milestone Shares corresponding to each of such unachieved and/or unpaid earlier Milestones together with Milestone Shares to be issued for such later Milestone.

(c)
In the event that at the time of any Milestone, the Holdco Common Stock is not listed and traded on a national securities exchange or quoted in the over the counter markets on the OTCQB, the market price of the Holdco Common Stock shall be determined by a nationally recognized independent third party with expertise in valuing companies similar to Holdco appointed by the Holdco Board of Directors using their reasonable judgment.  The Milestone Shares, when issued, shall be validly issued, fully paid and non-assessable, and free and clear of any Liens.

(d)
Holdco shall (i) use, and cause its affiliates to use, Commercially Reasonable Efforts to promptly achieve the Milestones; (ii) maintain, and cause its affiliates to maintain, the assets and properties of BHV and continuously use them in furtherance of achievement of the Milestones; and (iii) provide sufficient capital and personnel resources for the development of the Compound in order to optimize the opportunity for rapid achievement of the Milestones.

(e)
Should James T. Green or William Wilkison cease to be the Chief Executive Officer or the Chief Operating Officer of Holdco, respectively, until all Milestones have been achieved and all payments pursuant to Section 6.11(a) have been made, Holdco shall provide, and cause its affiliates to provide, the BHV Members with a written summary on the last day of each calendar quarter describing in reasonable detail the status of achieving each Milestone.

(f)
Upon the occurrence of either (i) a Compound Change of Control or (ii) Holdco’s violation of any term or condition of this Section 6.11, payments of all Milestone Shares under Section 6.11(a) shall become immediately due and payable in full without regard to the completion of any Milestone; provided, however, that with respect to a violation of Sections 6.11(a) and 6.11(e), payments of Milestone Shares shall only become immediately due and payable pursuant to this Section 6.11(f) upon Holdco’s failure to cure such violation within fifteen (15) days after receiving a notice of violation from a BHV Member.

(g)
If (i) James T. Green or William Wilkison is terminated from their respective roles as Chief Executive Officer or Chief Operating Officer of Holdco, other than for Cause (as such term is defined in their respective Employment Agreements) or (ii) Mr. Green or Dr. Wilkison terminates his respective Employment Agreement for Good Reason (as such term is defined therein), payment of the Milestone Shares related to the next Milestone that has not yet been achieved under Section 6.11(a) shall become immediately due and payable in full, without regard to the completion of such Milestone.

(h)
If, during the period commencing immediately following the Closing and ending on the date of the issuance of Milestone Shares in connection with achievement of the last Milestone under this Section 6.11 (the “BHV Warrant Period”), Holdco issues any shares of Holdco Common Stock pursuant to the BHV Warrant (the “BHV Warrant Shares”) or makes any cash payment in connection with the termination of the BHV Warrant (a “BHV Warrant Payment”), the number of shares of Holdco Common Stock remaining to be issued to the BHV Members as Milestone Shares pursuant to this Section 6.11 shall be reduced by the Milestone Adjustment Amount.  The “Milestone Adjustment Amount” shall be equal to the following: (i) in the case of the issuance of Holdco Common Stock pursuant to the BHV Warrant during the BHV Warrant Period, the number of BHV Warrant Shares, or (ii) in the case of a BHV Warrant Payment pursuant to termination of the BHV Warrant during the BHV Warrant Period, a number of shares of Holdco Common Stock determined by dividing the BHV Warrant Payment by the weighted average price of Holdco Common Stock for the thirty (30) trading days preceding the date the BHV Warrant Payment is made, subject in each case to the following: (A) the Milestone Adjustment Amount shall be reduced by the number of shares of Holdco Common Stock determined by dividing the value of any cash or other property received by Holdco or any Affiliate of Holdco in connection with the issuance of the BHV Warrant Shares (e.g., any exercise price paid) by the closing price of Holdco Common Stock on the date of payment; (B) in no event shall the total Milestone Adjustment Amount be greater than the number of shares of Holdco Common Stock to which the holder of the BHV Warrant would have been entitled under this Agreement had it exercised the BHV Warrant prior to Closing and been a party hereto; (C) the Milestone Adjustment Amount shall be applied proportionally against any remaining Milestones that may be achieved under this Section 6.11 based on the relative dollar amounts of such Milestones as set forth in Schedule 6.11(a), provided that if the Milestone Adjustment Amount exceeds the number of shares that would otherwise have been issued based on the achievement of such Milestone, the Milestone Adjustment Amount applicable to such Milestone shall be limited to such number of shares; and (D) Holdco and Islet agree to use commercially reasonable efforts to minimize the size of any Milestone Adjustment Amount.  This Section 6.11(h) constitutes the exclusive remedy for Holdco, Islet and their respective Affiliates in connection with all matters relating to the BHV Warrant.  In furtherance and not in limitation of the foregoing, (1) if any BHV Warrant Shares are issued or any BHV Warrant Payment is made following the expiration of the BHV Warrant Period, there shall be no Milestone Adjustment Amount and the BHV Members will have no liability in connection with such issuance or payment; (2) if a Milestone to which all or a portion of the Milestone Adjustment Amount is allocated pursuant to clause (C) of the preceding sentence is ultimately not achieved, such Milestone Adjustment Amount shall nevertheless be deemed satisfied; and (3) in no event will any Milestone Shares actually issued to the BHV Members under this Section 6.11 be subject to redemption or forfeiture in connection with any issuance of BHV Warrant Shares, any BHV Warrant Payment or otherwise.

(i)
The rights of the BHV Members under this Section 6.11 shall not be represented by a certificate or other instrument and, until issuance of Holdco Common Stock pursuant to the provisions of this Section 6.11, shall not represent an ownership interest in Holdco or entitle the BHV Members to any rights common to any holder of any equity security of Holdco.

6.12
Anti-dilution. If at any time following the date of this Agreement Islet or Holdco, as the case may be, issues additional shares of Islet Common Stock or Holdco Common Stock, respectively, pursuant to or in connection with any agreement or arrangement that is in effect as of the date hereof or that results from or arises out of facts in existence as of the date hereof (other than any compensatory award pursuant to an Islet Employee Benefit Plan or otherwise pursuant to any currently outstanding security exercisable for or convertible into Islet Common Stock or Holdco Common Stock included in Islet’s most recent publicly filed financial statements), or any amendment, modification, termination, replacement or settlement of or in connection with any such agreement or arrangement (regardless of whether prior to, on or after the date hereof) (each, a “Dilutive Agreement”), Holdco shall be required to issue such number of shares of Holdco Common Stock to each BHV Member as is necessary to prevent each BHV Member’s percentage ownership in Holdco from being diluted (the “Anti-dilution Shares”). Any issuance(s) of Anti-dilution Shares shall be made concurrently with the issuance(s) of shares pursuant to the Dilutive Agreement; provided, however, that if any issuance of shares pursuant to a Dilutive Agreement occurs prior to Closing, such related Anti-dilution Shares shall be issued at Closing.  In connection with each issuance of Anti-dilution Shares, if any, each BHV Member hereby represents and warrants that, as of the date of this Agreement, he is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and further acknowledges and agrees as follows:

(a)
the Anti-dilution Shares issuable to such BHV Member hereunder will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the BHV Member’s representations as expressed herein;

(b)
the Anti-dilution Shares issuable to such BHV Member hereunder will be characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the BHV Member pursuant hereto, such shares would be acquired in a transaction not involving a public offering.  Such BHV Member further acknowledges that the Anti-dilution Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  Such BHV Member represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act; and

(c)	the Anti-dilution Shares issuable to such BHV Member hereunder will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

6.13
Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Holdco or the surviving corporation of the Acquisitions with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations of the Islet Merger and the BHV Securities Exchange, the proper officers and directors of each party to this Agreement shall use reasonable best efforts to take all such necessary action.

ARTICLE VII

CONDITIONS PRECEDENT

7.1
Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Islet Merger or BHV Securities Exchange, as applicable, shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)	Shareholder Approval. Islet shall have obtained the Required Islet Consent.

(b)
Quotation.  The shares of Holdco Common Stock to be issued in the Acquisitions and Holdco Common Stock to be reserved for issuance in connection with the Acquisitions shall have been authorized for quotation on the OTCQB, upon official notice of issuance.

(c)
Requisite Regulatory Approvals.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on BHV, the Islet Surviving Corporation or Holdco, (i) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and (ii) all such Requisite Regulatory Approvals referred to in clause (A) shall be in full force and effect.

(d)
Form S-4.  The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order, and no Proceeding for that purpose, and no similar Proceeding with respect to the Consent Solicitation Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(e)	Investor Rights. Holdco and the BHV Members shall have entered into the Investor Rights Agreement in the form set forth in Exhibit C.

(f)
No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Acquisitions shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisitions, by any Governmental Entity of competent jurisdiction that makes the consummation of the Acquisitions illegal.

(g)	Tax Opinions.

(i)
Islet shall have received an opinion from Anderson Bradshaw, PLLC, in form and substance reasonably satisfactory to each of Islet and BHV, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the formation of Holdco and Islet Merger Sub in anticipation of the Islet Merger will be treated for federal income tax purposes as an exchange described in Section 351 of the Code as an exchange, and as such, these formations will be treated as non-taxable capitalization and will be disregarded for tax purposes, (ii) the conversion of Islet securities by the securityholders of Islet for Holdco securities as described in Sections 3.1 and 3.2 of this Agreement will qualify as an exchange under Section 351 of the Code, and the provisions of Section 368(a)(1)(E) of the Code will apply to this conversion such that the Islet Merger will qualify as a tax-free reorganization, and (iii) the Islet securityholders’ basis in their Islet securities will transfer to and be considered as carryover basis in the Holdco securities received as a result of the conversion. In rendering such opinion, Anderson Bradshaw, PLLC shall be entitled to rely upon customary representations and assumptions provided by Holdco, Islet, BHV and others that Anderson Bradshaw, PLLC reasonably deems relevant.

(ii)
BHV shall have received an opinion from BDO USA, LLP, in form and substance reasonably satisfactory to each of Islet and BHV, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the exchange of BHV Membership Interests for Holdco Common Stock (including the shares of Holdco Common Stock to be received by the BHV Members pursuant to Section 6.11 of this Agreement) should be treated for U.S. federal income tax purposes as an exchange described in Section 351 of the Code. In rendering such opinion, BDO USA, LLP shall be entitled to rely upon customary representations and assumptions provided by Holdco, Islet, BHV and others that BDO USA, LLP reasonably deems relevant.

7.2	Conditions to Obligations of Islet. The obligation of Islet to effect the Islet Merger is subject to the satisfaction of the following conditions unless waived by Islet:

(a)
Representations and Warranties.  The representations and warranties of BHV contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on BHV.  Islet shall have received a certificate signed on behalf of BHV by the Managers of BHV to such effect.

(b)
Performance of Obligations of BHV.  BHV shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Islet shall have received a certificate signed on behalf of BHV by the Managers of BHV to such effect.

(c)
Absence of Legal Restraint.  There shall not have been any action with respect to the Acquisitions taken since the date of this Agreement by any court or other Governmental Entity (which action has not been vacated or reversed), or any law, Injunction, order or decree enacted, promulgated or issued with respect to the Acquisitions by any court or other Governmental Entity (which law, Injunction, order or decree remains in effect), that would reasonably be expected to result in a judgment that would have any of the following effects: (i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummations of the Acquisitions, (ii) seeking to restrain or prohibit Islet’s or Holdco’s ownership or operation (or that of its respective Subsidiaries or affiliates) of all or any material portion of the business or assets of BHV and its Subsidiaries, taken as a whole, or of Islet and its Subsidiaries, taken as a whole, or (iii) seeking to compel Islet or Holdco or any of their respective Subsidiaries to sell, hold separate or otherwise disposing of any of its or BHV’s business or assets or materially restricting the conduct its or BHV’s business if doing so would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on BHV.

(d)
BHV Assignments.  The BHV Members shall have delivered to Islet assignment agreements assigning the ownership of the BHV Membership Interests to Holdco in the form set forth in Exhibit D fully executed by each BHV Member.

(e)
BHV Material Adverse Effect.  Since the date of this Agreement, there shall not have been, with respect to BHV, any Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.3	Conditions to Obligations of BHV. The obligation of BHV to effect the BHV Securities Exchange is subject to the satisfaction of the following conditions unless waived by BHV:

(a)
Representations and Warranties. The representations and warranties of Islet contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Islet.  BHV shall have received a certificate signed on behalf of Islet by the Chief Financial Officer of Islet to such effect.

(b)
Performance of Obligations of Islet.  Islet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BHV shall have received a certificate signed on behalf of Islet by the Chief Financial Officer of Islet to such effect.

(c)
Islet Material Adverse Effect.  Since the date of this Agreement, there shall not have been, with respect to Islet, any Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors or Board of Managers of the terminating party or parties:

(a)	by mutual consent of Islet and BHV in a written instrument;

(b)
by either Islet or BHV, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Islet Merger or BHV Securities Exchange and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Islet Merger or BHV Securities Exchange, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with Section 6.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c)
by either Islet or BHV, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements, or failure to be true of any of the representations or warranties, set forth in this Agreement on the part of such other party, which breach, or failure to be true, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as the case may be, and which breach, or failure to be true, has not been cured within thirty (30) days following written notice thereof to the affected party or, by its nature, cannot be cured within such time period.

(d)
by either Islet or BHV, if the transactions contemplated by this Agreement shall not have been consummated by April 30, 2015 (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Islet or BHV if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the transactions contemplated by this Agreement prior to the Outside Date or (ii) the failure of the Closing to occur by the Outside Date.

(e)
by BHV, if Islet enters into, or announces the entry into, an agreement for a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 5.2(e) or (f)) or any purchase or sale of 50% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 50% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries.

8.2
Effect of Termination. In the event of termination of this Agreement by either BHV or Islet as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Islet or BHV or their respective officers or directors, except with respect to Section 6.2 (Access to Information; Confidentiality), Section 6.7 (Fees and Expenses; Taxes), this Section 8.2 (Effect of Termination), and ARTICLE IX (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

8.3	Amendment. This Agreement may only be amended modified or supplemented by an agreement in writing signed by each party hereto.

8.4
Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors or Board of Managers, as applicable, may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1
Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time, specifically including, but not limited to, the agreements set forth in Section 6.11.

9.2
Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (with confirmation of delivery), (c) on the date sent by e-mail (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified for such purpose in a notice given in accordance with this Section 9.2).

(a) if to Islet, Holdco, or Islet Merger Sub, to:

Islet Sciences, Inc.
8601 Six Forks Rd., Suite 400
Raleigh, North Carolina 27615
Attention: Chief Financial Officer
E-mail: steve@isletsciences.com

with a copy to:

Ofsink, LLC
230 Park Avenue, Suite 851
New York, New York 10169
Attention: Darren L. Ofsink, Esq.
E-mail: dofsink@golawintl.com

(b) if to BHV, to:

Brighthaven Ventures, L.L.C.
8601 Six Forks Rd., Suite 400
Raleigh, North Carolina 27615
Attention: James Green
E-mail: greenjt@hotmail.com

with a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2300 Wells Fargo Capitol Center
Post Office Box 2611
Raleigh, North Carolina 27602-2611
Attention:                           Heyward D. Armstrong, Esq.
E-mail: harmstrong@smithlaw.com

and

(b) if to a BHV Member, to:

James T. Green
8601 Six Forks Rd., Suite 400
Raleigh, North Carolina 27615
E-mail: greenjt@hotmail.com

William Wilkison
8601 Six Forks Rd., Suite 400
Raleigh, North Carolina 27615
E-mail: bill_wilkison@hotmail.com

with a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2300 Wells Fargo Capitol Center
Post Office Box 2611
Raleigh, North Carolina 27602-2611
Attention: Heyward D. Armstrong, Esq.
E-mail: harmstrong@smithlaw.com

9.3
Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to any party to this Agreement, the actual knowledge of such party if an individual or, if such party is an entity, the actual knowledge of such entity’s executive officers who have been involved in the negotiation of this Agreement on behalf of such party. The term “affiliate” has the meaning given to it in Rule 12b-2 of the Exchange Act, and the term “person” has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

9.4
Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart. Facsimile execution and facsimile or electronic delivery of this Agreement is legal, valid and binding for all purposes.

9.5
Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with their terms and (b) except as provided in Sections 6.9(a) and (b) (which are intended for the benefit of only the persons specifically named therein), is not intended to confer upon any person other than the parties any rights or remedies hereunder.

9.6	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law.

9.7
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Acquisitions that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8
Assignment.  Neither this Agreement nor any of their respective rights, interests or obligations may be assigned by Islet, Holdco or Islet Merger Sub (whether by operation of law or otherwise) without the prior written consent of the BHV Members, and any attempt to make any such assignment without such consent shall be null and void. The BHV Members may assign any of their respective rights, interests or obligations hereunder, without the prior written consent of Islet, Holdco or Islet Merger Sub; provided, however, that the rights of the BHV Members under Section 6.11 shall not be assignable except by operation of law. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.9
Submission to Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) any court sitting in New Castle County, Delaware, including the Delaware Court of Chancery, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any court sitting in New Castle County, Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in (i) any court sitting in New Castle County, Delaware, including the Delaware Court of Chancery, or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.9 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.9. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.10	Prior Company Counsel; Non Transfer of Attorney-Client Privilege.

(a)
Each of Islet, Holdco and Islet Merger Sub hereby acknowledges that Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. prior to the Closing (the “Prior BHV Counsel”) represented BHV and the BHV Members.  Each of Islet, Holdco and Islet Merger Sub agrees that to the extent that Holdco, through its acquisition of BHV and the BHV Membership Interests, acquires any right to treat the Prior BHV Counsel as Holdco’s counsel or former counsel, it will not, solely as a result thereof, take any action to disqualify the Prior BHV Counsel from acting and continuing to act as counsel to the BHV Members in connection with any matters related to this Agreement or in the event of a dispute hereunder.

(b)
Islet, Holdco and Islet Merger Sub further agree that, as to all communications among Prior BHV Counsel, BHV and any BHV Member, to the extent such communications are specifically related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidences belong to the BHV Members and shall not pass to or be claimed by Islet, Holdco, Islet Merger Sub or BHV after the Closing Date.  Accordingly, Islet, Holdco, Islet Merger Sub and BHV after the Closing Date shall not, and shall not have any right to, own, retain, access or use any such privileged communications or the files of Prior BHV Counsel relating to such engagement from and after the Closing Date.  Additionally, BHV, prior to the Effective Time, or the BHV Members, within thirty (30) days following the Closing Date, may transfer or copy electronic or hard copy files and records (or portions thereof) of BHV containing such privileged communications to one or more locations designated by the BHV Members that are not controlled by BHV and, if applicable, BHV shall cooperate with the BHV Members to cause any remaining copies of such privileged communications held by BHV to thereafter be deleted or destroyed.  If, following the Closing Date, Holdco, Islet Merger Sub or BHV discover any additional files and records (or portions thereof) containing such privileged communications remaining with BHV, Holdco, Islet Merger Sub or BHV, as applicable, promptly shall notify the BHV Members and shall follow the direction of the BHV Members with respect to transfer or destruction of such files and records.  None of Islet, Holdco, Islet Merger Sub or BHV may assert or contend that the attorney-client privilege was waived by the discovery after the Closing Date, by Islet, Holdco, Islet Merger Sub or BHV, of additional files or records (or portions thereof) containing such communications protected by the attorney-client privilege.  All other privileged attorney-client communications and client confidences among BHV and its counsel, including Prior BHV Counsel, to the extent such communications are not specifically related to the transactions contemplated by this Agreement, shall pass and belong solely to BHV following the Closing.  In addition and notwithstanding the foregoing, in the event that a dispute arises between Islet, Holdco, Islet Merger Sub or BHV and a third-party other than a party to this Agreement after the Closing, BHV may assert the attorney-client privilege to prevent disclosure to a third-party of such confidential communications that are specifically related to the transactions contemplated by this Agreement; provided, however, that BHV may not waive the attorney-client privilege regarding such communications without the express written consent of the BHV Members (which consent shall not be unreasonably withheld, conditioned or delayed).

9.11
Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12
WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ISLET SCIENCES, INC.

By:	/s/
Name
Title

BRIGHTHAVEN VENTURES, L.L.C.

By:	/s/
Name
Title

AVOGENX, INC.

By:	/s/
Name
Title

ISLET MERGER SUB, INC.

By:	/s/
Name
Title

BHV MEMBERS:

James T. Green

William Wilkison

Exhibit A

CERTIFICATE OF INCORPORATION

OF

AVOGENX, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Avogenx, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1811 Silverside Road in the City of Wilmington, zip code 19810, New Castle County; and the name of the registered agent of the Corporation at such address is Vcorp Services, LLC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: (a) The total number of shares of stock which the Corporation shall have authority to issue is 210,000,000 shares, of which 200,000,000 shares shall be Common Stock of the par value of $.001 per share and 10,000,000 shares shall be Preferred Stock of the par value of $.001 per share, issuable in series.

(b) The designations, preferences, privileges and voting powers of each class of stock of the Corporation, and the restrictions and qualifications thereof, shall be as follows:

A. The Preferred Stock. The Board of Directors is vested with authority, to the extent permitted by the laws of Delaware, to issue the Preferred Stock from time to time in one or more series, each series to have such relative rights, preferences and limitations as shall be determined by the Board of Directors. All shares of the Preferred Stock shall be identical except to the following relative rights and preferences as to which there may be variations between different series:

(1) The number of shares constituting such series, and the designation thereof to distinguish the shares of such series from the shares of all other series;

(2) The rate of dividend, the time of payment and the dates from which dividends shall be cumulative, and the extent of participation rights, if any:

(3) Any right to vote with holders of shares of any other series or class, the number of votes per share and any right to vote as a class, either generally or as a condition to specified corporate action;

(4) The price at and the terms and conditions on which shares may be redeemed;

(5) The amount payable upon shares in the event of involuntary liquidation;

(6) The amount payable upon shares in the event of voluntary liquidation;

(7) Sinking fund provisions for the redemption or purchase of shares;

(8) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

Prior to the issuance of any shares of Preferred Stock, the Board of Directors shall have established such series by adopting a resolution or resolutions setting forth the designation and number of shares of the series and the voting powers, designations, preferences and relative, participating, optional, or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, to the extent permitted by the provisions hereof, and the Corporation shall have filed, in the office of the Secretary of State of the State of Delaware, a certificate setting forth a copy of such resolution or resolutions.

B. The Common Stock. Subject to the preferences, privileges and voting powers, and the restrictions and qualifications thereof, of the Preferred Stock, the holders of the common stock shall have and possess all rights appertaining to capital stock of the Corporation. Holders of common stock shall have one vote for each share held.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the Corporation, shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot. The initial Board of Directors shall be appointed by the incorporator.

2. The original Bylaws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the Bylaws, and to adopt any new Bylaw, shall be vested in the Board of Directors.

3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meetings of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of the stockholders except as the provisions of paragraph (b)(2) of Section 242 of the Delaware General Corporation Law shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

SEVENTH: (a) The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and shall advance expenses to any and all such persons to the fullest extent permitted by said section, and the indemnification and advancement provided for herein shall not be deemed exclusive under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Section 145 of the Delaware General Corporation Law.

EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as director, occurring on or after the effective date of this provision, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  Furthermore, notwithstanding the foregoing provision, if the Delaware General Corporation Law is amended or enacted to permit further limitation or elimination of the personal liability of directors, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by applicable law.  No amendment to, modification of or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

NINTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws; provided, however, that the provisions set forth in Articles FIFTH, SIXTH, SEVENTH, EIGHTH, and NINTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of this Corporation. All rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article NINTH.

TENTH: The name and mailing address of the incorporator is Islet Sciences, Inc., a Nevada corporation, 8601 Six Forks Rd, Suite 400, Raleigh, NC 27615.

ELEVENTH: The Corporation shall not be governed by or subject to Section 203 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has caused this certificate to be executed this 3rd day of September 2014.

ISLET SCIENCES, INC.
Incorporator

By:  /s/ James Green
Name: James Green
Title: Chief Executive Officer

Exhibit B

 BY-LAWS

OF

AVOGENX, INC.

(A Delaware Corporation)

ARTICLE I

STOCKHOLDERS

Section 1.  STOCK CERTIFICATES; UNCERTIFICATED SHARES. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware. Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these By-laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 202(a) or 218 (a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

Section 2. FRACTIONAL SHARE INTERESTS. To the extent designated by the President or any Vice President or the Treasurer of the corporation, the corporation may issue fractional shares, but shall not otherwise be required to issue fractions of a share.

Section 3. STOCK TRANSFERS. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these By-laws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.

Section 4. RECORD DATE.

(a)RECORD DATE FOR STOCKHOLDER MEETINGS. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) RECORD DATE FOR PAYMENTS OF DIVIDENDS AND DISTRIBUTIONS. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) RECORD DATE FOR CORPORATE ACTIONS BY WRITTEN CONSENT.

(i) Notwithstanding Section 4(a) and Section 4(b) of Article I of these By-laws, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Section 4(c). Any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary and delivered to the Corporation, request that a record date be fixed for such purpose. The Board of Directors may fix a record date for such purpose which shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date such resolution is adopted. If the Board of Directors fails within ten (10) days after the Corporation receives such notice to fix a record date for such purpose, the record date shall be the day on which the first written consent is delivered to the Corporation in the manner described in Section 4(c)(ii) below unless prior action by the Board of Directors is required under the General Corporation Law of the State of Delaware, in which event the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(ii) (A) Every written consent purporting to take or authorizing the taking of corporate action and/or related revocations (each such written consent and related revocation is referred to in this Section 4(c)(ii) of Article I of the By-laws as a “Consent”) shall bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated Consent delivered in the manner required by this Section 4(c)(ii), Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

(B) A Consent shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

(C) In the event of the delivery to the Corporation of a Consent, the Secretary of the Corporation shall provide for the safe-keeping of such Consent and shall promptly conduct such ministerial review of the sufficiency of the Consents and of the validity of the action to be taken by stockholder consent as he deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consent have given consent.

Section 5. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term “share” or “shares” or “share of stock” or “shares of stock” or “stockholder” or “stockholders” refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation.

Section 6. STOCKHOLDER MEETINGS.

(a) TIME. All meetings of stockholders shall be held on the date and at the time fixed by the directors.

(b) PLACE. Annual meeting and special meetings shall be held at such place, within or without the State of Delaware, as the directors may, from time to time fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the corporation in the State of Delaware.

(c) CALL. Annual meetings and special meetings may be called only by the Board of Directors acting upon the affirmative vote of that number of directors who would constitute at least a majority of the members of our Board of Directors if there were no vacancies, the President or the Chief Executive Officer.

(d) NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date, and hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the corporation may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall, (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. The notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by the General Corporation Law. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten (10) days nor more than sixty (60) days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at his record address or at such other address which he may have furnished by request in writing to the Secretary of the corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States mail.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

(e) STOCKHOLDER LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote at any meeting of stockholders.

(f) CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting - the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

(g) PROXY REPRESENTATION. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

(h) INSPECTORS. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If any inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question, or matter determined by him or them and execute a certificate of any fact found by him or them.  No person who is a candidate for office at an election may serve as an inspector at such election.

(i) QUORUM. The holders of one third of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum.  The stockholders present may adjourn the meeting despite the absence of a quorum.

(j) VOTING. Each share of stock shall entitle the holder thereof to one vote. In the election of directors, a plurality of the votes cast shall elect. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power. In the election of directors, and for any other action, voting need not be by ballot.

(k) NOTICE OF STOCKHOLDER PROPOSALS.

(1) At any annual meeting of stockholders of the Corporation, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly and timely brought before the meeting by any stockholder of the Corporation in compliance with the notice procedures and other provisions of this Section 6(k).

(2) For business to be properly brought before an annual meeting by a stockholder, such business, as determined by the Chairman of the Board or such other person as is presiding over the meeting, must be a proper subject for stockholder action under the General Corporation Law of the State of Delaware, and such stockholder (i) must be a stockholder of record on the date of the giving of the notice provided for in this Section 6(k) and on the record date for the determination of stockholders entitled to vote at such annual meeting, (ii) must be entitled to vote at such annual meeting, and (iii) must comply with the notice procedures set forth in this Section 6(k). In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(3) To be timely, a stockholder's notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not earlier than the one hundred fiftieth (150th) calendar day, and not later than the close of business on the one hundred twentieth (120th) calendar day, prior to the first anniversary of the immediately preceding year's annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) calendar days earlier or more than sixty (60) calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received not later than the tenth (10th) calendar day following the earlier of (i) the day on which public disclosure of the date of such annual meeting is first made, and (ii) the receipt by such stockholder of actual notice of the date of such annual meeting. For purposes of this Section 6(k) of these By-laws, public disclosure shall be deemed to include a disclosure made in a press release reported by the Dow Jones News Services, Reuters, Associated Press or a comparable national news service, in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, or in a notice pursuant to the applicable rules of an exchange on which the securities of the Corporation are listed. In no event shall the public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of the annual meeting to a later date or time commence a new time period for the giving of a stockholder’s notice as described above.

(4) To be in proper written form, a stockholder's notice to the Secretary shall set forth in writing, as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, including the text of the proposal or business and the text of any resolutions proposed for consideration, (ii) the reasons for conducting such business at the annual meeting, (iii) the name and record address, as they appear on the Corporation's stock ledger, of such stockholder and the name and address of any Stockholder Associated Person (as defined below), (iv) the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder and/or any Stockholder Associated Person, and the date or dates such shares were acquired and the investment intent of such acquisition (which information shall be supplemented not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date), (v) a description of all arrangements or understandings between such stockholder and/or any Stockholder Associated Person, and any other person or persons (naming such person or persons) in connection with the proposal of such business by such stockholder, (vi) any material interest of such stockholder and/or any Stockholder Associated Person in such business, individually or in the aggregate, including any anticipated benefit to the stockholder or any Stockholder Associated Person therefrom, (vii) a representation from the stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies in support of such proposal, (viii) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, that such stockholder intends to vote such stock at such meeting, and that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (ix) whether and the extent to which any hedging transaction has been engaged in by or on behalf of such stockholder or any Stockholder Associated Person with respect to any shares of stock of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13d in accordance with the Exchange Act, (x) whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or such Stockholder Associated Person with respect to any shares of the capital stock of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13d in accordance with the Exchange Act, (xi) in the event that such business includes a proposal to amend the Certificate of Incorporation and/or the By-laws of the Corporation, the language of the proposed amendment, and (xii) such other information regarding each matter of business to be proposed by such stockholder, regarding the stockholder in his or her capacity as a proponent of a stockholder proposal, or regarding any Stockholder Associated Person, as would be required to be included in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder.

(5) If the information submitted pursuant to this Section 6(k) by any stockholder proposing business for consideration at an annual meeting shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 6(k). Upon written request by the Secretary, the Board of Directors or any committee thereof, any stockholder proposing business for consideration at an annual meeting shall provide, within seven business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 6(k). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 6(k).

(6) For purposes of this Section 6(k) and Section 6(l) of these By-laws, the following definitions shall be applicable:

(i) beneficial ownership in the Corporation’s capital stock shall include, in addition to the definition of beneficial ownership contained in Rule 13d-3 of the Exchange Act (or any successor rule or regulation), any direct or indirect pecuniary interest in the Corporation’s capital stock,

(ii) business day shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close,

(iii) close of business shall mean 5:00 p.m., Eastern Time,

(iv) hedging of the Corporation’s capital stock shall mean any transaction or series of transactions that has been entered into, or any other agreement, arrangement or understanding (including, but not limited to, any borrowing or lending of shares or any short interest) that has been made, the effect or intent of which is to mitigate loss to or manage the risk or benefit of share price changes with respect to any shares of the capital stock of the Corporation,

(v) pecuniary interest in the Corporation’s capital stock shall include, but not be limited to, the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Corporation’s capital stock,

(vi) indirect pecuniary interest in the Corporation’s capital stock shall include, but not be limited to, (a) any derivative instrument which includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the Corporation’s capital stock, including a person’s right to acquire the Corporation’s capital stock through the exercise or conversion of any derivative instrument, whether or not presently exercisable, (b) a general partner’s proportionate interest in the Corporation’s capital stock held by a general or limited partnership, (c) a person’s right to dividends that is separated or separable from the Corporation’s capital stock, (d) shares of the Corporation’s capital stock held by members of a person’s immediate family, and (e) a person’s interest in the Corporation’s capital stock that is held by a trust,

(vii) derivative instrument shall include, but not be limited to, any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Corporation’s capital stock, or similar instrument with a value derived in whole or in part from the value of the Corporation’s capital stock, whether or not such instrument or right shall be subject to settlement in the Corporation’s capital stock or otherwise,

(viii) short interest in the Corporation’s capital stock shall mean that the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the Corporation’s capital stock, and

(ix)          Stockholder Associated Person of any stockholder shall mean (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(7) No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 6(k).

(8) Except as otherwise required by law, the Certificate of Incorporation or these By-laws, the Chairman of the Board or other person presiding at an annual meeting shall have the power and duty (i) to determine whether any business proposed to be brought before the meeting was properly brought before the meeting in accordance with the procedures set forth in this Section 6(k), including whether the stockholder or the Stockholder Associated Person, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as required by this Section 6(k), and (ii) if any proposed business was not brought in compliance with this Section 6(k), to declare that such proposal is defective and shall be disregarded.

(9) In addition to the provisions of this Section 6(k), a stockholder shall also comply with all applicable requirements of state law and all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth herein.

(10) Nothing in this Section 6(k) shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(11) Notwithstanding anything in this Section 6(k) to the contrary, a stockholder intending to nominate one or more persons for election as a director at an annual meeting must comply with Section 6(l) of these by-laws for any such nomination to be properly brought before such meeting.

(12) Notwithstanding any other provision of these By-laws, and notwithstanding the fact that a lesser percentage may be specified by law, any amendment, alteration, repeal or rescission of, or the adoption of any provisions inconsistent with, this Section 6(k), Section 6(l) and/or Section 6(m) shall require either (i) the affirmative vote of not less than 66.67% of the directors then in office, or (ii) the affirmative vote of the holders of the Corporation’s capital stock representing not less than 66.67% of the votes which all stockholders would be entitled to cast at any election of directors held at a meeting of the stockholders called for that purpose (provided that notice of such proposed amendment, alteration, repeal or rescission is included in the notice of such meeting, which shall also include, without limitation, the text of any such proposed amendment or alteration and/or any resolution calling therefor or for any repeal or rescission).

(l) NOTICE OF NOMINATIONS BY STOCKHOLDERS.

(1) Subject to the rights of the holders of any class or series of stock having (x) special voting or nomination rights, or (y) a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, nominations for the election of directors may be made (i) by or at the direction of the Board of Directors or a committee appointed by the Board of Directors, or (ii) by any stockholder of the Corporation (a) who is a stockholder of record on the date of the giving of the notice provided for in this Section 6(l), on the record date for the determination of the stockholders entitled to vote at such meeting and at the time of the annual meeting of stockholders, (b) who is entitled to vote at the meeting for the election of directors, and (c) who complies with the notice procedures set forth in this Section 6(l). In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(2) To be timely, a stockholder's notice of nomination must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not earlier than the one hundred fiftieth (150th) calendar day, and not later than the close of business on the one hundred twentieth (120th) calendar day, prior to the first anniversary of the immediately preceding year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) calendar days earlier or more than sixty (60) calendar days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received not later than the tenth (10th) calendar day following the earlier of (i) the day on which public disclosure of the date of such annual meeting is first made, and (ii) the receipt by such stockholder of actual notice of the date of such annual meeting. For purposes of this Section 6(l), public disclosure shall be deemed to include a disclosure made in a press release reported by the Dow Jones News Services, Reuters, Associated Press or a comparable national news service, in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, or in a notice pursuant to the applicable rules of an exchange on which the securities of the Corporation are listed. In no event shall the public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of the annual meeting to a later date or time commence a new time period for the giving of a stockholder’s notice as described above.

(3) To be in proper written form, a stockholder's notice of nomination to the Secretary shall set forth in writing:

(i) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation and employment of the person, (c) the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially or of record by the person (which information shall be supplemented not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date), (d) the person’s executed written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected, (e) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder, (f) a representation from the stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the person proposed as a nominee and/or (2) otherwise to solicit proxies in support of the election of such person, and (g) a written statement executed by the person acknowledging that, as a director of the Corporation, he or she will owe fiduciary duties, under the General Corporation Law of the State of Delaware, exclusively to the Corporation and its stockholders and no fiduciary duties to any specific stockholder or group of stockholders; and

(ii) as to the stockholder giving the notice (a) the name and record address of such stockholder, as they appear on the Corporation's stock ledger, and the name and address of any Stockholder Associated Person (as defined below), (b) the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder and/or any Stockholder Associated Person, and the date or dates such shares were acquired and the investment intent of such acquisition (which information shall be supplemented not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date), (c) a description of all arrangements or understandings between such stockholder and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by such stockholder, (d) any material interest of such stockholder and/or any Stockholder Associated Person in the election of such proposed nominee, individually or in the aggregate, including any anticipated benefit to the stockholder or any Stockholder Associated Person therefrom, (e) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice, (f) whether and the extent to which any hedging transaction has been engaged in by or on behalf of such stockholder or any Stockholder Associated Person with respect to any shares of stock of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13d in accordance with the Exchange Act, (g) whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or such Stockholder Associated Person with respect to any shares of the capital stock of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13d in accordance with the Exchange Act, and (h) any other information relating to such stockholder, in his or her capacity as a proponent of a stockholder nomination, or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

(4) In addition to the information required above, the Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(5) If the information submitted pursuant to this Section 6(l) by any stockholder proposing a nominee for election as a director at an annual meeting shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 6(l). Upon written request by the Secretary, the Board of Directors or any committee thereof, any stockholder proposing a nominee for election as a director at an annual meeting shall provide, within seven business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 6(l). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 6(l).

(6) Notwithstanding anything in these By-laws to the contrary, no person shall be eligible for election at an annual meeting as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 6(l).

(7) Except as otherwise required by law, the Certificate of Incorporation or these By-laws, the Chairman of the Board or other person presiding at an annual meeting shall have the power and duty (i) to determine whether any nomination proposed to be brought before the meeting was properly made in accordance with the procedures set forth in this Section 6(l), including whether the stockholder or the Stockholder Associated Person, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with such stockholder’s representation as required by this Section 6(l), and (ii) if any proposed nomination was not made in compliance with this Section 6(l) to declare that such defective nomination is null and void and shall be disregarded.

(8) Notwithstanding anything in this Section 6(l) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of the stockholders is increased and there is no public disclosure, naming all of the nominees for directors or specifying the size of the increased Board of Directors, by the Corporation at least ninety (90) calendar days prior to the first anniversary of the date of the immediately preceding annual meeting, a stockholder’s notice required by this Section 6(l) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) calendar day following the earlier of the day that the stockholder first received actual notice of such increase and the day on which such public disclosure is first made by the Corporation.

(9) In addition to the provisions of this Section 6(l), a stockholder shall also comply with all applicable requirements of state law and all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth herein.

(m) SPECIAL MEETINGS OF STOCKHOLDERS.

(1) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting.

(2) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who (a) is a stockholder of record at the time of giving of notice provided for in Section 6(l) of these By-laws, (b) is a stockholder of record on the record date for the determination of the stockholders entitled to vote at such special meeting, (c) is a stockholder of record at the time of such special meeting, and (d) complies with the notice procedures set forth in this Section 6(m).

(3) In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, a stockholder who complies with Section 6(m)(2) of these By-laws may nominate a person or persons (as the case may be) for election to such position as specified in the Corporation's notice of meeting if they give timely notice thereof in proper written form to the Secretary of the Corporation as provided hereinafter.

(4) To be timely and in proper form, the stockholder’s notice of nomination with respect to a special meeting must comply with Section 6(l)(3) of these By-laws and must be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth (10th) calendar day following the earlier of the day that the stockholder first received actual notice of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting and the day on which such public disclosure is first made by the Corporation. In no event shall the public announcement of a postponement of the mailing of the notice for such special meeting or of an adjournment or postponement of the special meeting to a later date or time commence a new time period for the giving of a stockholder’s notice as described above.

(5) If the information submitted pursuant to this Section 6(m) by any stockholder proposing a nominee for election as a director at a special meeting shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 6(m). Upon written request by the Secretary, the Board of Directors or any committee thereof, any stockholder proposing a nominee for election as a director at a special meeting shall provide, within seven business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 6(m). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 6(m).

(6) Notwithstanding anything in these By-laws to the contrary, no person shall be eligible for election at a special meeting as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 6(m). The Chairman of the Board or other person presiding at a special meeting shall have the power and duty to determine whether any nomination proposed to be brought before a special meeting was properly made in accordance with the procedures set forth in this Section 6(m) and, if any proposed nomination was not made in compliance with this Section 6(m), or if the stockholder solicits proxies in support of such proposed nomination without having made the representation required by this Section 6(m), to declare that such defective nomination is null and void and shall be disregarded.

(7) In addition to the provisions of this Section 6(m), a stockholder shall also comply with all applicable requirements of state law and all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth herein.

(n) CONDUCT OF MEETING.

(1) At every meeting of stockholders, the Chairman of the Board, if there be one, shall serve as chairman of the meeting and conduct the meeting or, in the case of a vacancy in the office or absence of the Chairman of the Board, one of the following officers present shall serve as chairman of the meeting and conduct the meeting in the order stated: the President, the Vice Chairman of the Board, if there be one or, if there be more than one, the Vice Chairmen in order of seniority, the Executive Vice Presidents in their order of seniority, or, in the absence of such officers, a chairman chosen by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast, shall serve as chairman.

(2) The Secretary, or, in the Secretary's absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, a person appointed by the chairman of the meeting shall serve as secretary of the meeting. In the event that the Secretary presides at a meeting of the stockholders, an Assistant Secretary shall record the minutes of the meeting.

(3) At any meeting of stockholders, the time of the opening and the closing of the polls for each matter upon which the stockholder will vote at a meeting, the order of business and all other matters of procedure shall be determined by the chairman of the meeting.

(4) The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation (i) the establishment of an agenda for the meeting, (ii) restricting admission to the time set for the commencement of the meeting, (iii) limiting attendance at the meeting to stockholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chairman of the meeting may determine, (iv) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the Chairman with evidence of his or her name and affiliation, whether her or she is a stockholder or a proxy for a stockholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder, (v) restricting entry to the meeting after the time fixed for the commencement thereof, (vi) limiting the time allotted to questions or comments by participants, (vii) determining when the polls should be opened and closed for voting, (viii) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting, (ix) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the chairman of the meeting, (x) recessing or adjourning the meeting to a later date, time and place announced at the meeting by the chairman, and (xi) complying with any state and local laws and regulations concerning safety and security.

(5) Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 7. STOCKHOLDER ACTION WITHOUT MEETINGS. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 8. EXCLUSIVE FORUM FOR CERTAIN DISPUTES.  Unless the corporation consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of North Carolina or, if such court lacks jurisdiction, any North Carolina state court that has jurisdiction, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, and (d) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 8.
ARTICLE II
DIRECTORS

Section 1. FUNCTIONS AND DEFINITION. The business and affairs of the corporation shall be managed by the Board of Directors of the corporation. The Board of Directors shall have authority to fix the compensation of the members thereof. The use of the phrase “whole board” herein refers to the total number of directors which the corporation would have if there were no vacancies.

Section 2. QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. Except as may otherwise be provided in the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution of the stockholders or the Board of Directors, but in no event shall be less than one (1).  The initial Board of Directors shall consist of five persons.  Each director shall hold office until such Director’s death, resignation, retirement, removal, disqualification or such director’s successor is elected and qualified.  Directors need not be residents of the State of Delaware or stockholders of the corporation.

Section 3. ELECTION AND TERM. The first Board of Directors, unless the members thereof shall have been named in the certificate of incorporation, shall be elected by the incorporator or incorporators and shall hold office until first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon written notice to the corporation. Thereafter, directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting, resignation or removal. Except as the General Corporation Law of the State of Delaware may otherwise require, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Section 4. MEETINGS.

(a) TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of the Board after an election of a class of directors shall be held as soon after such election as the directors in office may conveniently assemble.

(b) PLACE. Meeting shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

(c) CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, or the President, or of a majority of the directors in office.

(d) NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. Notice need not be given to any director or to any member of a committee of directors who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when he attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.

(e) QUORUM AND ACTION. A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the whole Board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these By-Laws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors.

(f) CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or the President, if present and acting, or any other director chosen by the Board, shall preside.

Section 5. REMOVAL OF DIRECTORS. Any or all of the directors may be removed for cause by either the stockholders or Board of Directors.

Section 6. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation with the exception of any authority the delegation of which is prohibited by Section 141 of the General Corporation Law, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 7. INFORMAL ACTION. Any member or members of the Board of Directors or of any committee designated by the Board, may participate in a meeting of the Board, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or electronic transmission is filed with the minutes of proceedings of the Board or committee.

ARTICLE III
OFFICERS

The directors shall elect a President, a Secretary, and a Treasurer, and may elect a Chairman of the Board of Directors, a Vice-Chairman thereof, and one or more Vice-Presidents, Assistant Secretaries, and Assistant Treasurers, and may elect or appoint such other officers and agents as are desired. The President may but need not be a director. Any number of offices may be held by the same person.

Unless otherwise provided in the resolution of election or appointment, each officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation.

Officers shall have the powers and duties defined in the resolutions appointing them; provided, that the Secretary shall record all proceedings of the meetings or of the written actions of the stockholders and of the directors, and any committee thereof, in a book to be kept for that purpose.

The Board of Directors may remove any officer for cause or without cause.

ARTICLE IV
CORPORATE SEAL

The corporate seal shall be in such form as the Board of Directors shall prescribe.

ARTICLE V
FISCAL YEAR

The fiscal year of the corporation shall begin on May 1 and end on April 30 of each year, subject to change by the Board of Directors.

ARTICLE VI
CONTROL OVER BY-LAWS

These by-laws may be amended, altered, changed, adopted and repealed or new by-laws adopted by the Board of Directors. The stockholders may make additional by-laws and may alter and repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

Exhibit C

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made and entered into as of ___________, by and among Avogenx, Inc., a Delaware corporation (“Holdco”), and the shareholders of Holdco signatory hereto (each a “Shareholder” and collectively, the “Shareholders”).

This Agreement is made in connection with the Agreement and Plan of Merger, dated as of ___________, 2014 by and among Islet Sciences, Inc., a Nevada corporation, Brighthaven Ventures, L.L.C., a North Carolina limited liability company, Holdco, Islet Merger Sub, Inc., a Nevada corporation and a direct wholly-owned subsidiary of Holdco, and the Shareholders (the “Merger Agreement”).

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdco and the Shareholders hereby agree as follows:

1. Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement will have the respective meanings given such terms in the Merger Agreement.  As used in this Agreement, the following terms have the respective meanings set forth in this Section 1:

“Advice” has the meaning set forth in Section 9(c).

“Additional Securities” means capital stock of Holdco, or securities convertible into or exchangeable for capital stock of Holdco.

“Agreement” has the meaning set forth in the Preamble.

“Board” has the meaning set forth in Section 7(a).

“Commission” means the Securities and Exchange Commission.

“Commission Guidance” means any publicly available written or oral guidance, comments, requirements or requests of the Commission staff, provided that any such oral guidance, comments, requirements, or requests are reduced to writing by the Commission.

“Common Stock” means the common stock, par value per share of $0.001, of Holdco.

“Covered Transaction” means the sale for cash of shares of any Additional Securities, where the primary purpose of such offering is to raise capital for Holdco.  For the avoidance of doubt, the term “Covered Transaction” will not apply to the issuance of (i) capital stock of Holdco, or securities convertible into or exchangeable for capital stock of Holdco, to directors, officers or employees of Holdco pursuant to an employee benefit plan, incentive award program or other bona fide compensation arrangement or (ii) capital stock of Holdco issued as consideration in a merger or acquisition transaction, other extraordinary business combination, joint venture or strategic transaction approved by the Board.

“Delaware Courts” means any court sitting in New Castle County, Delaware, including the Delaware Court of Chancery and the United States District Court for the District of Delaware.

“Demand Notice” has the meaning set forth in Section 2(a).

“Demand Registration” has the meaning set forth in Section 2(a).

“Demand Registration Statement” has the meaning set forth in Section 2(a).

“Effective Date” means, as to a Registration Statement, the date on which such Registration Statement is first declared effective by the Commission.

“Effectiveness Period” means, as to any Registration Statement required to be filed pursuant to this Agreement, the period commencing on the Effective Date of such Registration Statement and ending on the earliest to occur of (a) the second anniversary of such Effective Date, (b) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Shareholder of the Registrable Securities included therein, or (c) such time as all of the Registrable Securities covered by such Registration Statement may be sold by the Shareholder without volume restrictions pursuant to Rule 144, in each case as determined by the counsel to Holdco pursuant to a written opinion letter to such effect, addressed and acceptable to Holdco.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holdco” has the meaning set forth in the Preamble.

“Indemnified Party” has the meaning set forth in Section 5(c).

“Indemnifying Party” has the meaning set forth in Section 5(c).

 “Losses” has the meaning set forth in Section 5(a).

“Merger Agreement” has the meaning set forth in the Preamble.

“Participation Offer” has the meaning set forth in Section 8(a).

“Piggyback Holders” has the meaning set forth in Section 2(b).

“Piggyback Notice” has the meaning set forth in Section 2(b).

“Piggyback Registration” has the meaning set forth in Section 2(b).

“Piggyback Registration Statement” has the meaning set forth in Section 2(b).

“Piggyback Request” has the meaning set forth in Section 2(b).

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means (i) the Shares, and (ii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any exercise price adjustment with respect to any of the securities referenced in (i) or (ii) above; provided, however, that following such time as any of the securities described in clauses (i) or (ii) above have been sold by a Shareholder pursuant to a Registration Statement or Rule 144, then such securities shall cease to be considered “Registrable Securities” for purposes of this Agreement.

“Registration Statement” means a registration statement filed in accordance with Sections 2(a) or 2(b) and any additional registration statements required to be filed under this Agreement, including in each case the Prospectus, amendments and supplements to such registration statements or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference therein.

“Revoking Shareholders” has the meaning set forth in Section 2(a).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” has the meaning set forth in the Preamble.

“Shareholder Designees” has the meaning set forth in Section 7(a).

“Shares” means the shares of Common Stock issuable to the Shareholders pursuant to the Merger Agreement.

2. Registration Rights.

(a) Demand Registration.  If at any time (a) there is no effective Registration Statement with respect to all of the outstanding Registrable Securities and (b) not all of the outstanding Registrable Securities may be sold without registration and without volume restrictions pursuant to Rule 144, then the Shareholders may make a written demand for registration (a “Demand Registration” and the Registration Statement to be filed pursuant to such Demand Registration, the “Demand Registration Statement”) under the Securities Act of the sale of all or part of its Registrable Securities on Form S-1 or, if Holdco is so eligible, on Form S-3. Any request for a Demand Registration shall specify the number of shares (or other amount) of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof (such written demand, a “Demand Notice”). Holdco shall use its best efforts to file such Demand Registration Statement within forty five (45) days after receiving the Demand Notice. Any Shareholder that has requested its Registrable Securities be included in a Demand Registration pursuant to this Section 2(a) may withdraw its Registrable Securities from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement; provided, however, that a Demand Registration in its entirety may only be withdrawn with the consent of all the Shareholders (collectively, the “Revoking Shareholders”).  Upon receipt of a notice to withdraw such Demand Registration, Holdco shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement, and each of the Revoking Shareholders shall pay or reimburse Holdco for its pro rata share (based on the number of securities such Shareholder sought to register, as compared to the total number of securities of the Revoking Shareholders) of all registration expenses incurred by Holdco in connection with such Demand Registration.

(b) Piggyback Registration.  Whenever Holdco proposes (other than pursuant to a Demand Notice) to register any of its equity securities under the Securities Act (whether for Holdco’s own account or for the account of any other person) other than in connection with a registration relating either to the sale of securities to participants in a Holdco stock option, stock purchase or similar benefit plan or pursuant to a Rule 145 transaction, including, without limitation, on Form S-4 or Form S-8, and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration” and the Registration Statement to be filed pursuant to such Piggyback Registration, the “Piggyback Registration Statement”), Holdco shall give prompt, written notice to each of the Shareholders of its intention to effect such a registration (the “Piggyback Notice”), which Piggyback Notice shall offer each such Shareholder the opportunity to register on the same terms and conditions all or part of such Shareholder’s Registrable Securities.  Any request from a Shareholder for a Piggyback Registration shall specify the number of shares (or other amount) of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof (such request, a “Piggyback Request”). Holdco shall use its reasonable best efforts to include in such registration all Registrable Securities with respect to which Holdco has received Piggyback Requests within five (5) business days after the actual date of receipt of the Piggyback Notice by the last Shareholders to have received the subject Piggyback Notice (the “Piggyback Holders”).

(c) Notwithstanding anything to the contrary contained in this Section 2, in the event the Commission informs Holdco that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single Registration Statement, Holdco agrees to promptly inform each of the Shareholders thereof and (i) use its commercially reasonable efforts to file amendments to the Registration Statement as required by the Commission and/or (ii) withdraw the Registration Statement and file a new Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Registration Statement, Holdco shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with applicable Commission Guidance, including without limitation, Interpretive Response 612.09 of the Commission’s Securities Act Rules Compliance and Disclosure Interpretations; provided, that in no event may Holdco name any Shareholder as an underwriter without such Shareholder’s prior written consent. Notwithstanding any other provision of this Agreement, if any Commission Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that Holdco used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Shareholder as to its Registrable Securities, Holdco shall reduce the number of shares to be included by all Shareholders on a pro rata basis (based upon the number of Registrable Securities otherwise required to be included for each Shareholder) unless the inclusion of shares by one or more Shareholders is resulting in the Commission’s “by or on behalf of the company” offering position, in which event the shares held by such Shareholders shall be the only shares subject to reduction (and if by more than one Shareholder on a pro rata basis or on such other basis as would result in the exclusion of the least number of shares by all such Shareholders). If in addition to the Registrable Securities, the Registration Statement covers shares of Holdco securities that are not Registrable Securities, the Registrable Securities shall be given priority over such other securities so that in making any reduction required by the Commission, Holdco shall first reduce or eliminate the shares that are not Registrable Securities.  In the event Holdco amends the Registration Statement or files a new Registration Statement, as the case may be, under clauses (i) or (ii) above, Holdco will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or Commission Guidance, one or more Registration Statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the initial Registration Statement, as amended, or the new Registration Statement

3. Registration Procedures.

In connection with Holdco’s registration obligations hereunder, Holdco shall:

(a) (i)  Prepare and file with the Commission such  Registration Statements in order to register for resale under the Securities Act all Registrable Securities subject to a Demand Notice or Piggyback Request, such amendments, including post-effective amendments as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to each Registration Statement or any amendment thereto; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statement(s) and the disposition of all Registrable Securities covered by each Registration Statement, provided that as promptly as practicable before filing a Registration Statement or prospectus or any amendments or supplements thereto, Holdco shall furnish copies of all such documents proposed to be filed to one counsel selected by the Shareholders, which documents shall be subject to the review and reasonable comments of such counsel.

(b) Notify the Shareholders as promptly as reasonably possible (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the Commission notifies Holdco whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement; and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by Holdco of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(d) Prior to any public offering of Registrable Securities, register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of all jurisdictions within the United States as any Shareholder may request, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement(s).

(e) Cooperate with the Shareholder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement(s), which certificates shall be free, to the extent permitted by the Merger Agreement and applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Shareholder may request.

(f) Upon the occurrence of any event contemplated by Section 3(b)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Cause the Registrable Securities covered by a Registration Statement to be listed on each securities exchange or automated quotation system on which the Common Stock is then listed for trading.

4. Registration Expenses.  Subject to Section 2(a), all fees and expenses incidental to Holdco’s performance of or compliance with this Agreement (other than underwriting or brokerage fees, discounts and commissions and transfer taxes, if any, paid with respect to Registrable Securities sold by the Shareholders) shall be borne by Holdco whether or not any Registrable Securities are sold pursuant to a Registration Statement.  The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any securities exchange or automated quotation system on which the Common Stock is then listed for trading, and (B) in compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for Holdco, (v) Securities Act liability insurance, if Holdco so desires such insurance, (vi) fees and expenses of all other persons retained by Holdco in connection with the consummation of the transactions contemplated by this Agreement, and (vii) the reasonable fees and disbursements of one counsel selected by the Shareholders.  In addition, Holdco shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

5. Indemnification.

(a) Indemnification by Holdco.  Holdco shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Shareholder, the officers, directors, agents, investment advisors, partners, members and employees of each of them, each person who controls any such Shareholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (i) any violations by Holdco of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder in connection with the performance of its obligations to register securities under this Agreement or (ii) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (1) such untrue statements or omissions are based solely upon information regarding such Shareholder furnished in writing to Holdco by such Shareholder expressly for use therein, or to the extent that such information relates to such Shareholder or such Shareholder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Shareholder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (2) in the case of an occurrence of an event of the type specified in Section 3(b)(ii)-(v), the use by such Shareholder of an outdated or defective Prospectus after Holdco has notified such Shareholder in writing that the Prospectus is outdated or defective and prior to the receipt by such Shareholder of the Advice or an amended or supplemented Prospectus, but only if and to the extent that following the receipt of the Advice or the amended or supplemented Prospectus the misstatement or omission giving rise to such Loss would have been corrected.  Holdco shall notify the Shareholder promptly of the institution, threat or assertion of any Proceeding of which Holdco is aware in connection with the transactions contemplated by this Agreement.

(b) Indemnification by Shareholder. In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such Shareholder shall, severally and not jointly, indemnify and hold harmless Holdco, its directors, officers, agents and employees, each person who controls Holdco (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon: (x) such Shareholder’s failure to comply with the prospectus delivery requirements of the Securities Act or (y) any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent that, (1) such untrue statements or omissions are based solely upon information regarding such Shareholder furnished in writing to Holdco by such Shareholder expressly for use therein, or to the extent that such information relates to such Shareholder or such Shareholder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Shareholder expressly for use in the Registration Statement (it being understood that the Shareholder has approved Annex A hereto for this purpose), such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (2) in the case of an occurrence of an event of the type specified in Section 3(b)(ii)-(v), the use by such Shareholder of an outdated or defective Prospectus after Holdco has notified such Shareholder in writing that the Prospectus is outdated or  defective and prior to the receipt by such Shareholder of an Advice or an amended or supplemented Prospectus, but only if and to the extent that following the receipt of the Advice or the amended or supplemented Prospectus the misstatement or omission giving rise to such Loss would have been corrected.  In no event shall the liability of any selling Shareholder hereunder be greater in amount than the dollar amount of the net proceeds received by such Shareholder upon the sale of the Registrable Securities giving rise to such indemnification obligation.  In addition, no Shareholder shall have an indemnification obligation under this Section 5 from or against any Losses to the extent the untrue statement, omission, or allegation thereof upon which such Losses are based was made in any Prospectus used after such time as such Shareholder advised Holdco that the filing of a post-effective amendment or supplement thereto was required.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall within ten (10) days notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless:  (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party).  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within twenty (20) business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d) Contribution.  If a claim for indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 5(d), no Shareholder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Shareholder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission pursuant to Section 5(c).

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6. Rule 144.  Holdco hereby agrees as follows: Holdco shall use its reasonable best efforts to make and keep current public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; Holdco shall use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Exchange Act; and Holdco shall furnish to each holder of Registrable Securities forthwith upon request (i) a written statement by Holdco as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Holdco and (iii) such other reports and documents so filed as a holder of Registrable Securities may reasonably request to avail itself of any rule or regulation of the Commission allowing a holder of Registrable Securities to sell any such securities without registration.

7. Board of Directors.

(a) Holdco shall take all actions reasonably necessary such that as of the date of this Agreement, the Board of Directors of Holdco (the “Board”) shall consist of the number of directors as set forth in the Merger Agreement.  For so long as the Shareholders continue to beneficially own (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), directly or indirectly, in the aggregate at least 10% of the outstanding shares of Holdco Common Stock, the Shareholders shall have the right to designate two persons for nomination for election to the Board.  Persons designated by the Shareholders in accordance with the foregoing sentence shall be referred to as the “Shareholder Designees.”  The remaining members of the Board shall be nominated by the Board or a committee of the Board.

(b) At each meeting of the shareholders of Holdco at which directors of Holdco are to be elected, Holdco shall nominate for election, and recommend that the shareholders of Holdco elect, to the Board each Shareholder Designee, provided, however, that notwithstanding anything to the contrary in this Agreement, Holdco (and its Board) shall be under no obligation to recommend to the shareholders or vote in favor of a Shareholder Designee to the extent that the Board (or a committee of the Board) determines in good faith that the nomination or recommendation of such nominee by the Board would reasonably be expected to violate the Board’s duties under applicable law because (i) such nominee is unfit to serve as a director of Holdco or (ii) service by such nominee as a director would reasonably be expected to violate applicable law.  It is understood that the Board has determined that each of the Shareholders is eligible to serve as Shareholder Designees as of the date of this Agreement through the date of Holdco’s next annual meeting of shareholders.

(c) As long as the Shareholders have the right to designate to the Board the Shareholder Designees as specified in Section 7(a), the Board may not expand the size of the Board beyond such number as set forth in Section 7(a), including without limitation by creation of a vacancy under applicable law, without the approval of each Shareholder Designee.

8. Preemptive Rights.

(a) Participation Right.  For so long as the Shareholders continue to beneficially own (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), directly or indirectly, in the aggregate at least 10%  of the outstanding shares of Holdco Common Stock, Holdco shall not issue or sell any Additional Securities in a Covered Transaction, unless Holdco first submits a written offer (the “Participation Offer”) to each of the Shareholders to permit them to participate in the purchase of such Additional Securities on the same terms and conditions, including price, as proposed by Holdco in connection with such issuance or sale.

(b) Participation Procedures.  In the event that Holdco proposes to undertake an issuance of Additional Securities, it shall send each Shareholder a Participation Offer describing the type of Additional Securities, the price and the general terms upon which Holdco proposes to issue such Additional Securities.  Each Shareholder shall have fifteen (15) business days from the date of such Participation Offer to agree to purchase or otherwise acquire, at the price and on the terms specified in the Participation Offer, up to that portion of such Additional Securities as set forth in Section 8(c) by giving written notice to Holdco and stating therein the quantity of Additional Securities to be purchased (not to exceed such Shareholder’s portion of such Additional Securities as set forth in Section 8(c)).  In the event that a Shareholder fails to exercise in full these preemptive rights within such fifteen (15) business day period, then Holdco shall have ninety (90) days thereafter to sell the Additional Securities with respect to which the Shareholder’s preemptive rights hereunder were not exercised, at a price and upon general terms not more favorable to the purchasers thereof than specified in the Participation Offer delivered to each Shareholder.  In the event that Holdco has not issued and sold the Additional Securities within such ninety (90) day period, then Holdco shall not thereafter issue or sell any Additional Securities without again first making the Participation Offer required by this Section 8.

(c) Extent of Participation.  The number of securities that may be purchased by any Shareholder upon receipt of a Participation Offer shall be equal to the amount determined by multiplying the total number of securities Holdco proposes to sell by the ratio of (i) the shares of Common Stock of Holdco then owned by such Shareholder or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any other derivative security then held by such Shareholder, to (ii) all of the issued and outstanding shares of Common Stock of Holdco determined on a fully-diluted basis, including shares of Common Stock issuable upon conversion of any outstanding securities convertible into Common Stock.

9. Miscellaneous.

(a) Remedies.  In the event of a breach by Holdco or by a Shareholder, of any of their obligations under this Agreement, each Shareholder or Holdco, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  Holdco and each Shareholder agree that monetary damages would not provide adequate compensation for any Losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Compliance.  Each Shareholder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(c) Discontinued Disposition.  Each Shareholder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from Holdco of the occurrence of any event of the kind described in Section 3(b), such Shareholder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Shareholder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by Holdco that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.  Holdco may provide appropriate stop orders to enforce the provisions of this paragraph.

(d) Amendments and Waivers.  The provisions of this Agreement, including the provisions of this Section 9(d), may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by Holdco and the Shareholders.

(e) Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (with confirmation of delivery), (c) on the date sent by e-mail (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified for such purpose in a notice given in accordance with this Section 9(e)):

If to Holdco:	8601 Six Forks Rd., Suite 400
Raleigh, North Carolina 27615
E-mail: steve@isletsciences.com
Attention: Chief Financial Officer

With a copy to:	Ofsink LLC
230 Park Avenue, Suite 851
New York, NY 10169
E-mail: dofsink@golawintl.com
Attention: Darren Ofsink, Esq.

If to a Shareholder:	James T. Green
8601 Six Forks Rd., Suite 400
Raleigh, North Carolina 27615
E-mail:  greenjt@hotmail.com

William Wilkison
8601 Six Forks Rd., Suite 400
Raleigh, North Carolina 27615
E-mail:  bill_wilkison@hotmail.com

With a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2300 Wells Fargo Capitol Center
Post Office Box 2611
Raleigh, North Carolina 27602-2611
E-mail:  harmstrong@smithlaw.com
Attention: Heyward D. Armstrong, Esq.

(f) Successors and Assigns.  This Agreement shall be enforceable by and inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Holdco may not assign its rights or obligations hereunder without the prior written consent of each Shareholder.

(g) Execution and Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(h) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) will be commenced in the Delaware Courts.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any Delaware Court, or that such Proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  If either party shall commence a Proceeding to enforce any provisions of this Agreement, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(i) Cumulative Remedies.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k) Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(l) Independent Nature of Shareholders’ Obligations and Rights.  The obligations of each Shareholder under this Agreement are several and not joint with the obligations of each other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement.  Nothing contained herein or in any documents or instruments referred to herein, and no action taken by any Shareholder pursuant thereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Merger Agreement.  Each Shareholder acknowledges that no other Shareholder will be acting as agent of such Shareholder in enforcing its rights under this Agreement.  Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any Proceeding for such purpose.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

AVOGENX, INC.

By:	/s/
Name
Title

SHAREHOLDERS

James T. Green

William Wilkison

Exhibit D

ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made by [James T. Green/William Wilkison] (the “Assignor”), to Avogenx, Inc., a Delaware corporation (“Holdco”).  Capitalized terms used but not defined herein have the meanings respectively assigned to them in that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of September __, 2014, by and among Islet Sciences, Inc., a Nevada corporation, Brighthaven Ventures, L.L.C., a North Carolina limited liability company (“BHV”), Holdco, Islet Merger Sub, Inc., a Nevada corporation and a direct wholly owned subsidiary of Holdco, and the Assignor and [William Wilkison/James T. Green] as members of BHV (the “BHV Members”).

The Assignor is a member of BHV, and owns fifty percent (50%) of the membership interests in BHV (the “Assigned Interest”).

Pursuant to the Merger Agreement, the BHV Members agreed to sell, transfer, convey, assign and deliver to Holdco all of the BHV Membership Interests (as defined in the Merger Agreement) on the terms and conditions set forth in the Merger Agreement.

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Assignor hereby sells, transfers, assigns, conveys and delivers unto Holdco and its successors and assigns, all right, title and interest in and to the Assigned Interest, being fifty percent (50%) of the total membership interests in BHV.

[signature page follows]
[Signature page to Assignment of Membership Interests]

D-1

IN WITNESS WHEREOF, the Assignor has executed this Assignment as of the date first written above.

ASSIGNOR

[James T. Green/William Wilkison]
Title

Holdco acknowledges receipt of the Assigned Membership Interest.

ACCEPTED BY:

AVOGENX, INC.

By:

Name:

Title:

D-2